CERTAIN INFORMATION CONTAINED IN THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT AND PLAN OF MERGER HAS, PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K, BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STRICTLY CONFIDENTIAL
MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG
VSE CORPORATION,
HURRICANE FDS COMPANY, LLC
AND

ASG OPERATIONS, LLC
Dated as of May 1, 2023

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Section 10.14 Disclosure Schedules	93
Section 10.15 Non-Recourse	93

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EXHIBITS1
Exhibit A    Form of Escrow Agreement
Exhibit B    Form of Subcontract Agreement Pending Novation
Exhibit C    Allocation Schedule
Exhibit D     Sample Working Capital Statement
Exhibit E    Transaction Accounting Principles
Exhibit F    Pre-Closing Reorganization Documents
Exhibit G    Assignment of Membership Interests
Exhibit H    Company Certificate
Exhibit I    Specified Reports and MRO Site Matters
Exhibit J    DCMA Audit
Exhibit K    Purchaser Knowledge
Exhibit L    Entry into Contracts

SCHEDULES

Schedule 1.1        Pre-Closing Reorganization Transaction Steps Schedule
Schedule 2        Earn-Out Mechanics

    Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.
    v

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement, dated as of May 1, 2023 (this “Agreement”), is by and among VSE Corporation, a Delaware corporation (“Seller”), Hurricane FDS Company, LLC, a Delaware limited liability company (the “Company”), and ASG Operations, LLC, a Delaware limited liability company (“Purchaser”).
WHEREAS, Seller and certain Subsidiaries of Seller are, directly or indirectly, engaged in, among other things, the Business;
WHEREAS, Seller owns all of the issued and outstanding membership interests of the Company (the “Company Equity Interests”);
WHEREAS, as promptly as practicable after the date hereof, Seller shall take the actions set forth on the Pre-Closing Reorganization Transaction Steps Schedule to transfer and assign the Business to the Company (the transactions set forth on the Pre-Closing Reorganization Transaction Steps Schedule, the “Pre-Closing Reorganization Transactions”), in each case, upon the terms and conditions set forth herein and in the Pre-Closing Reorganization Transaction Steps Schedule;
WHEREAS, following the consummation of the Pre-Closing Reorganization Transactions, the Company shall collectively own and operate the Business;
WHEREAS, simultaneously with the execution of this Agreement, each of the Key Employees is entering into an employment agreement or offer letter (collectively, the “Employment Agreements”) with the Company; and
WHEREAS, following the consummation of the Pre-Closing Reorganization Transactions, Seller desires to sell, assign, transfer and convey to Purchaser, and Purchaser desires to purchase and acquire from Seller, the Company Equity Interests, in each case, upon the terms and conditions contained in this Agreement (the “Transaction”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, Seller and its Affiliates shall be deemed not to be Affiliates of Purchaser or, from and after the Closing, of the Business or the Transferred Entities.
“Affiliated Group” means, an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Law).
“Approvals” means any approvals, authorizations, notices and consents by or to a third-party person (including Governmental Entities).
“Benefit Plan” means each compensation or benefits plan, program or arrangement (including those subject to ERISA, employment agreements, cash, or equity-based compensation, stock ownership, stock purchase, option, stock appreciation right, performance unit, restricted stock unit, restricted share, phantom stock, bonus or incentive arrangements, deferred compensation, thrift, savings, stock bonus, tax gross-up, change of control, retention, severance arrangements, separation, termination, cafeteria, paid time off, perquisite, fringe benefit, vacation policies, disability, death benefit, hospitalization, medical or other health and welfare plans or other employee benefit plan, program, policy, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded), in each case (a) sponsored, maintained, or contributed to by Seller or any of its ERISA Affiliates for the benefit of any Business Employee, or (b) any such plan, program or arrangement sponsored, maintained, or contributed to, or required to be sponsored, maintained, administered or contributed to by a Transferred Entity or with respect to which a Transferred Entity has any liability; provided that in no event will a “Benefit Plan” include any plan, program or arrangement sponsored or maintained by a Governmental Entity.
“Business” means collectively, the following businesses and their related assets, Intellectual Property and past performance used, or held for use, primarily or exclusively in the operation or conduct of such businesses as conducted in the twelve months prior to the date hereof and as proposed to be conducted immediately following the Closing by the Seller’s Federal and Defense Services business segment, including its Contracts with the state- and local-level Governmental Entities set forth on Schedule 1.1(a),: (a) supply chain management solutions to the U.S. government, federal agencies and international defense contractors; (b) data management solutions to the U.S. government, federal agencies and international defense contractors; (c) maintenance, repair and overhaul services to the U.S. government, federal agencies and international defense contractors; (d) design, development, prototyping, engineering services and similar services to the U.S. government, federal agencies and international defense contractors; (e) learning and training support services to the U.S. government, federal agencies and international defense contractors; and (f) energy and management consulting, as currently conducted by Energetics. For the avoidance of doubt, the Business shall expressly exclude the business and operations of VSE Aviation, Inc. and/or Wheeler Fleet Solutions, Co and their respective Subsidiaries.
“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks are required or authorized to be closed in New York, New York or Baton Rouge, Louisiana.
“Business Employee” means each employee of Seller or its Affiliates whose services are Relating to the Business.

“Business Intellectual Property” means all Intellectual Property owned or purported to be owned (in whole or in part), licensed, used or held for use by the Transferred Entities.
“Business Material Adverse Effect” means any event, change, effect, circumstance, state of facts, occurrence or development (each an “Effect”) that, individually in the aggregate with all other Effects, (x) has a material adverse effect on the business, financial condition or results of operations of the Business, assets or Liabilities of the Business, taken as a whole or (y) would prevent or materially impair or delay Seller’s ability to consummate the Transaction as contemplated by this Agreement and the other Transaction Documents; provided, that no such Effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) any national, global or regional, political, economic, business, monetary, financial, banking, inflationary, securities, or capital or credit market conditions or trends (including any changes in interest rates, the price of commodities or raw materials, or the decline in price of any security or any market index), including with respect to government spending, budgets and related matters; (c) geopolitical conditions, trade wars, tariffs or sanctions, any act of civil unrest, war, sabotage or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency or war; (d) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, acts of God, or any virus, pandemic (including COVID-19), epidemic or disease or similar force majeure events, including any material worsening of such conditions; (e) the failure of the financial or operating performance of Seller or the Business to meet internal, Purchaser or analyst projections, forecasts, milestones, estimates, guidance or budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period (provided that the underlying facts or basis for any failure to meet such projections, forecasts, milestones, estimates, guidance, budgets or predictions which are not otherwise excluded may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect); (f) the execution, announcement, pendency, performance or consummation of this Agreement, the Transaction, or the other transactions contemplated hereby or thereby, or the identity of Purchaser; (g) changes in any Law (including any governmental or quasi-governmental action) or changes in GAAP or (h) [***]; provided, further, that any adverse events, changes or effects resulting from the matters described in the foregoing clauses (a), (b), (c) or (g) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates (in which case only such incremental materially disproportionate impact may be taken into account in determining whether there has been a Business Material Adverse Effect).
“Business IT Assets” means the computers, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, networks, or systems owned or controlled by the Transferred Entities.
“Business Technology” means any Business IT Assets, websites or other online properties or services, and any software or hardware products or services made available, provided, sold, licensed, or leased to any customer by or on behalf of the Seller or any

Transferred Entities, including any microchips, firmware, on-premise software, mobile applications or browser extensions.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and any similar or successor federal, state, local and foreign Law, including any applicable guidance (including IRS Notice 2020-65, and IRS Notice 2021-11) issued thereunder or relating thereto.
“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, deposits in transit, uncashed and uncleared checks received or deposited for the account of any of the Transferred Entities, demand accounts, certificates of deposit, time deposits, negotiable instruments, marketable securities and securities and brokerage accounts, net of outstanding checks, wire transfers, or other pending withdrawals, in each case of such Person as of such time, such amounts calculated in a manner consistent with the Transaction Accounting Principles.
“Closing Cash Amounts” means an amount equal to the sum of the Cash Amounts of the Business as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.
“Closing Indebtedness” means an amount equal to the sum of the Indebtedness of the Business as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.
“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, minus (c) the Estimated Unpaid Company Transaction Expenses, minus (c) the Estimated Closing Indebtedness, plus (d) the Estimated Working Capital Amount (which, for the avoidance of doubt, may be a negative number).
“Closing Unpaid Company Transaction Expenses” means an amount equal to the sum of the Unpaid Company Transaction Expenses of the Business as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.
“Closing Working Capital” means the Working Capital as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means each collective bargaining, works council or other Contract, agreement, or arrangement with a union, works council, labor organization, or other representative of employees.
“Contract” means any written or oral contract, agreement, note, bond, guarantee, mortgage, deed of trust, lease, sublease, license, sublicense, instrument, purchase order, commitment, loan or credit agreement, indenture or agreement, or other legally binding right, commitment, obligation, arrangement or understanding, other than a Permit or Export Control Authorization.
“COTS Software” means generally available, commercial off-the-shelf Software licensed from a third party on standard commercial terms for which license fees are less than $25,000 per year and that is used solely in connection with the internal operations of the Business.

“Covered Loss” means any and all losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), Taxes, penalties and reasonable attorneys’ and accountants’ fees and disbursements.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related epidemics, pandemics or disease outbreaks.
“Current Government Contract” means any Government Contract the period of performance of which has not yet expired or been terminated, or which remains open to government audit as of the Closing Date.
“Data Protection Law” means all applicable Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction, including (a) the California Consumer Privacy Act, as amended by the California Privacy Rights Act, (b) the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto and, (c) in respect of the United Kingdom, the Data Protection Act 2018.
“Data Protection Obligations” means (i) all applicable Data Protection Laws; (ii) commitments made under any privacy policy or notice published or made available by Seller or any Transferred Entity; (iii) all public commitments or promises made by the Seller or any Transferred Entity relating to the Processing or security of Protected Information; and (iv) obligations related to Processing of Protected Information pursuant to Contracts to which the Seller or a Transferred Entity is a party.
“Deductible Escrow Amount” means $243,750.
“DCSA” means the Defense Counterintelligence and Security Agency within the U.S. Department of Defense.
“Energetics” means Energetics Inc., a Maryland corporation.
“Environmental Laws” means, collectively, any and all Laws and Judgments relating to pollution or the protection or regulation of human health or safety or the environment, natural resources or the use, generation, transportation, treatment, disposal, recycling, labeling, processing, production, manufacture, remediation, exposure to, storage or handling of Hazardous Materials.
“Environmental Permits” means Permits issued pursuant to Environmental Laws required for the operation of the Business as presently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Release Date” means twelve (12) months following the Closing Date.
“Estimated Working Capital Amount” means the amount calculated in accordance with Schedule 3 to this Agreement.
“Export Control Authorization” means any and all Approvals, including Approvals under the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130) or the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774), required for the lawful conduct of the Business following the Closing Date in substantially the same manner as conducted as of the date of this Agreement pursuant to the Export Control Laws as administered by the relevant Governmental Entities, including the Department of Commerce, Bureau of Industry and Security; the United States Department of State, Directorate of Defense Trade Controls; and the Department of the Treasury, Office of Foreign Assets Control; and any other export controls and economic sanctions laws or regulations in any other foreign (non-U.S.) jurisdiction. This shall also mean any import permits under 27 C.F.R. Part 447, as administered by the Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives.
“Export Control Laws” means (a) the Arms Export Control Act (22 U.S.C. § 2778 et seq.), as amended, and the ITAR; (b) the Export Administration Act (50 U.S.C. App. §§ 2401 et seq.), as amended and continued in force by presidential order; (c) the Export Control Reform Act of 2018 (Pub. L. 115-232), and the EAR; (d) any U.S. sanctions programs, regulations and executive orders, including those promulgated under the Countering America’s Adversaries Through Sanctions Act (22 U.S.C. § 9525), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651), the Trading with the Enemy Act (50 U.S.C. App. §§ 5, 16); (e) European Union controls on exports of dual-use items and technology implemented pursuant to Council Regulation (EC) No 428/2009; (f) additional international sanctions programs administered by the Department of the Treasury, Office of Foreign Assets Control, or Department of State; (g) any other regulations or Laws promulgated under the aforementioned acts or issued under the aforementioned regimes; and (h) any applicable non-U.S. export control or sanctions Laws.
“Fraud” means actual and intentional common law fraud under Delaware law, which, for the avoidance of doubt, does not include constructive or equitable fraud, with respect to the making of the representations and warranties set forth in Article III or Article IV, or any Transaction Document.
“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller.
[***]
“Government Contract” means any prime contract, subcontract, grant, subaward, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, teaming agreement, letter contract or other similar written arrangement of any kind between Seller or a Transferred Entity, on the one hand, and (a) any Governmental Entity or (b) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor; provided, that a task, purchase, work or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government Official” means any person qualifying as a public official or public employee under any legal requirement of any relevant jurisdiction, and also includes:
(a)    a person who holds a legislative, administrative or judicial position in or with a Governmental Entity;
(b)    a person holding an official position, such as an employee, officer or director, in or with any Governmental Entity or state-owned or controlled commercial or other enterprise;
(c)    an individual “acting in an official capacity,” such as pursuant to a delegation of authority, from a Governmental Entity to carry out official responsibilities;
(d)    an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund or a regional development bank;
(e)    an official of a political party or a candidate for political office;
(f)    an immediate family member, such as a Purchaser, spouse, sibling or child of a person referred to in any of clauses “(a)” through “(e)” above; and
(g)    an agent or intermediary of any person referred to in any of clauses “(a)” through “(f)” above.
“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.
“Hazardous Material” means any substance, pollutant, contaminant, material or waste that is listed, defined, regulated by or classified in any applicable Environmental Law, and including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials, and radon gas.
“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following obligations of such Person as of such time, without duplication, in each case such amount calculated in a manner consistent with the Transaction Accounting Principles: (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest thereon; (b) the outstanding principal amount of and accrued interest under all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) lease obligations to the extent any such lease is classified as a finance lease in the Business Financial Statements or should be recorded as a finance lease in accordance with GAAP; (d) any accrued but unpaid income Taxes of the Transferred Entities attributable to the Pre-Closing Tax Period; (e) all obligations of the Company arising under letters of credit, bank guarantees or similar facilities, in each case solely to the extent drawn; (f) all outstanding obligations arising from installment purchases of property or representing the deferred purchase price of securities, assets, property or services for which and of the Transferred Entities is liable

(in each case, other than current trade payables incurred in the ordinary course of business), whether contingent or otherwise, and amounts under any earn-out or similar performance payment or any seller notes or post-closing true-up obligations; (g) all unpaid severance payable by the Transferred Entities arising with respect to terminations of employment which notice to employees occurred prior to the Closing, as well as the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts (including, for the avoidance of doubt, any payroll or similar Taxes deferred pursuant to the CARES Act); (h) all obligations of the Transferred Entities owed to any Person under any Transferred Entity Benefit Plan that is a retirement or deferred compensation plan or arrangement, (i) all accounts payable or accrued liabilities in connection with any discontinued projects; (j) forward loss reserves on Contracts as determined in accordance with GAAP; (k) any premium, break fee, penalty or other cost payable in connection with terminating, unwinding, or prepaying any obligations described in preceding clauses (a) – (j); and (l) all obligations of the type referred to in the preceding clauses (a) – (k) that are secured by a Lien on the assets of the Transferred Entities or for which any Transferred Entity is obligated pursuant to a guaranty; provided, that in no event shall Indebtedness include (i) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing, (ii) any Liabilities included in the calculation of Working Capital, and (iii) any leases in respect of leased real property.
“Intellectual Property” or “Intellectual Property Rights” means any and all common law or statutory, proprietary or intellectual property rights existing anywhere in the world, whether registered or unregistered, including the following: (a) patents, patent applications (including provisionals, continuations, continuations-in-part, and divisionals), statutory invention registrations, industrial and utility models, registered designs; extensions, reissues, re-examinations or renewals of any of the foregoing; and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin; registrations and applications to register the foregoing, and any renewals thereof; and all goodwill associated therewith (“Trademarks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services and registrations and applications for registration for any of the foregoing (“Internet Properties”); (d) copyrights (whether in published or unpublished works); original works of authorship fixed in any tangible medium of expression; data, databases, data collections, mask works, and website content; registrations of manufacturing processes; compilations, collective works and derivative works of any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof (“Copyrights”); (e) trade secrets, industrial secrets, know-how, and other confidential and proprietary information, ideas, discoveries, improvements, inventions and invention disclosures (whether or not patentable), including customer, business or technical information and reports, processes, formulae, methods, techniques, schematics and technology (“Trade Secrets”); (f) Software; and (g) claims or causes of action related to, and rights to recover damages for, any past, present and future infringement, misappropriation, dilution, or other violation of any of the foregoing.
“Intercompany Agreements” means all Contracts in effect as of the date of this Agreement that are between or among Seller and/or its Subsidiaries and/or Affiliates (other than the Transferred Entities) on the one hand, and any of the Transferred Entities, on the other hand, other than the organizational documents of the Transferred Entities.

“Judgment” means any judgment, injunction, order, ruling, writ, injunction, stipulation or decree issued or promulgated by any Governmental Entity or alternative dispute resolution body.
“Key Employee” means the individuals set forth on Schedule 4.
“Knowledge” means the actual knowledge after reasonable due inquiry, with respect to Seller, of any Person listed in Section 1.1(c) of the Seller Disclosure Schedules, and the actual knowledge after reasonable due inquiry, with respect to Purchaser, of any Person listed in Exhibit K.
“Law” means any national, state, local, supranational or foreign law, statute, law, common law ruling, code, order, ordinance, rule, regulation, treaty (including any Tax treaty) or Judgment or other binding directive, in each case, issued, promulgated or enforced promulgated by a Governmental Entity.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any mortgage, lien, license, deed of trust, claim, mortgage, pledge, security interest, charge, easement, license, sublicense, hypothecation, declaration, covenant, encroachment, title defect, right of first refusal or first offer or similar encumbrance of any kind.
“Losses” means actual losses, damages, Liabilities, awards, claims, deficiencies, fines, costs, fees, expenses, payments (including those arising out of any settlement or Judgment relating to any Proceeding), Taxes, including reasonable fees and disbursements of attorneys, auditors, consultants, experts and other agents associated therewith.
“NISPOM” means the National Industrial Security Program Operating Manual, codified in 32 CFR Part 117, as required by Executive Order 12829 and issued under the authority of the Department of Defense Instruction 5220.22, National Industrial Security Program (“NISP”), or subsequent Executive Orders, directives or regulations for the protection of classified information released or disclosed to industry in connection with classified contracts under the NISP.
“Open Source Software” means any Software that is distributed or made available under any “open source” or “free software” terms, including (a) any license approved by the Open Source Initiative (www.opensource.org), or (b) any license that meets the Open Source Definition as defined by the Open Source Initiative or the Free Software Definition as defined by the GNU Project (www.gnu.org) (any license referred to in (a) and/or (b), an “Open Source Software License”).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act) of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permits” means permits, approvals, authorizations, consents, licenses, identification numbers, exemption, exceptions or certificates issued by any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens for Taxes that are not yet due or payable or that are being contested by appropriate Proceedings, that may thereafter be paid without penalty or for which an adequate reserve has been established and reflected in the Business Financial Statements; (b) statutory Liens of landlords that are so called rights of distraint, Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith by appropriate proceedings; (c) with respect to real property, (i) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate or other documents or writings recorded in the public records, and (ii) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases; provided, that with respect to this clause (c), any such item does not materially interfere with the ordinary conduct of the Business and is not material to such real property; (d) Liens which will be released at or prior to the Closing; and (e) non-exclusive licenses granted with respect to Intellectual Property in the ordinary course of business.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Personal Data” means any information about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and includes information that constitutes “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” (or any analogous term) under any applicable Data Protection Law.
“Pre-Closing Reorganization Closing Condition Steps” means the following steps set forth on the Pre-Closing Reorganization Transaction Steps Schedule: 1, 2, 3, 4, 5, 6, 8, 9(a), 10, 13, 14, 15, 16, 17 and 18.
“Pre-Closing Reorganization Transaction Steps Schedule” means the Transaction Steps Schedule set forth in Schedule 1.1.
“Pre-Closing Reorganization Transactions Transfer Taxes” means any and all Transfer Taxes arising from or attributable to the Pre-Closing Reorganization Transactions.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Proceeding” means any judicial, administrative or arbitral action, charge, suit, countersuit, litigation, investigation, audit, arbitration, mediation or proceeding by or before any Governmental Entity or arbitral or mediation body.
“Process” (and inflections thereof, when used in connection with Protected Information) means any operation or set of operations performed on Protected Information, whether or not by automatic means, such as access, receipt, collection, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, destruction, or security.
“Protected Information” means any information (i) that is Personal Data; (ii) that Seller or any Transferred Entity received from or on behalf of customers of Seller or any Transferred Entity on a confidential basis; or (iii) that is subject to a confidentiality obligation, that is proprietary information of Seller or any Transferred Entity, or in which Seller or a Transferred Entity has Intellectual Property Rights.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.2.
“Regulatory Approvals” means all Approvals from Governmental Entities that are required under applicable Law to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.
“Relating to the Business” or “Related to the Business” used, or held for use, primarily or exclusively in the operation or conduct of the Business as conducted in the twelve months prior to the date hereof and as proposed to be conducted immediately following the Closing.
“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment.
“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.
“Restricted Party” means any Person that appears on, or is owned 50% or more or controlled by a Person that appears on, restricted party lists maintained by any U.S., EU or other Governmental Entity (including the U.S. Department of the Treasury’s Specially Designated Nationals List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identifications List, the Non-SDN Menu-Based Sanctions List and the U.S. Department of Commerce’s Entity List, Unverified List, or Denied Persons List) (collectively, “Restricted Party”).
“Retained Businesses” means the businesses and operations of Seller and its Subsidiaries other than the Business, and which are not primarily or exclusively used in the operation or conduct of the Business.
“Sample Working Capital Statement” means the calculation statement set forth on Exhibit D.
“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. § 4565), and the regulations promulgated by the U.S. Committee on Foreign Investment (CFIUS) thereunder, codified at 31 C.F.R. Part 800, et seq., or any successor statute and/or regulations thereto.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” means each Benefit Plan that is not a Transferred Entity Benefit Plan.
“Seller Consolidated Taxes” means any U.S. federal, state or local or non-U.S. income Taxes for any period that are imposed on an Affiliated Group that includes a Transferred Entity, on the one hand, and Seller or any Affiliate of Seller, on the other hand, for such period.
“Seller Consolidated Tax Return” means any Tax Return for any period of an Affiliated Group that includes a Transferred Entity, on the one hand, and Seller or any Affiliate of Seller, on the other hand, for such period.
“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules, dated as of the date of this Agreement, provided by Seller to Purchaser.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.18, Section 3.19, and, for purposes of Section 9.2 only, Section 3.16.
“Software” means any and all computer software and programs in any form or format (including object code, source code, firmware and embedded versions thereof), however fixed, and all related documentation.
“Specified Matters” has the meaning set forth in Section 2 of Exhibit I.
“Specified Reports” means the reports listed on Section 1 of Exhibit I.
“Straddle Tax Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. For purposes of this agreement, from and after the Closing, no Transferred Entity shall be deemed to be a Subsidiary of Seller or an Affiliate of Seller.
“Target Working Capital” means $16,750,823.
“Tax” means (i) any federal, state, provincial, local or foreign tax imposed by a Taxing Authority, including any net income, gross receipts, sales, use, value-added, goods and services, profits, license, withholding, payroll, employment, unemployment, social security, employer health, excise, premium, registration, real property, personal property, escheat, unclaimed property, capital gains, transfer, stamp, environmental, alternative or add-on minimum, occupation, and franchise tax, windfall profits, customs, and any other duty, assessment or governmental charge; and (ii) any and all interest, penalties and additions imposed with respect to amounts described in (i) whether disputed or not.
“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or attachment thereto.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Transaction Accounting Principles” means the accounting principles set forth on Exhibit E.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Subcontract Agreement Pending Novation, the Pre-Closing Reorganization Documents, and any other agreement or certificate to be delivered by a party hereto pursuant to the terms of this Agreement.
“Transferred Entity Equity Interests” means the Company Equity Interests, the Energetics Equity Interests and the VS2 Equity Interests.
“Transfer Taxes” means any federal, state, local, foreign and other sales, use, transfer (including real property transfer), registration, documentary, stamp, duty, value added, goods and services, recording, conveyance or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement or the recording of any sale, transfer, conveyance, lease, sublease or assignment of property (or any interest therein) effected pursuant to or contemplated by this Agreement.
“Transferred Entity” means each of the Company, Energetics and VS2. For the avoidance of doubt, Seller’s contribution of the VS2 Equity Interests only represents 51% of the issued and outstanding membership interests of VS2.
“Transferred Entity Benefit Plan” means each Benefit Plan that is sponsored, maintained or contributed to solely by one or more Transferred Entities, including the Benefit Plans the sponsorship of which are transferred to a Transferred Entity in the Pre-Closing Reorganization Transactions.
“Unpaid Company Transaction Expenses” means, without duplication, the sum of (i) the aggregate unpaid fees and expenses of any lawyers, accountants, investment bankers, financial advisors, brokers, consultants, agents, accountants, data room administrators and other third parties, to the extent such fees are incurred or payable by any Transferred Entity and remain unpaid and an obligation of a Transferred Entity as of the Closing, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and/or the Transaction Documents, but excluding any such fees and expenses expressly specified to be paid by Purchaser pursuant to Section 10.11, (ii) any transaction, retention, change-of-control or similar payments and/or benefits payable by the Transferred Entities pursuant to arrangements entered into prior to Closing (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts and including, for the avoidance of doubt, any payroll or similar Taxes deferred pursuant to the CARES Act), (iii) any amounts payable to Seller or its Affiliates by the Transferred Entities, including any Liabilities, if any, in connection with the termination of the Intercompany Agreements contemplated by his Agreement, (iv) fifty percent (50%) of the costs of the R&W Insurance Policy in accordance with Section 10.11, (v) Seller’s share of any Transfer Taxes in accordance with Section 6.4 and

(vi) all other unpaid Liabilities, costs, fees and expenses relating to or arising from the Pre-Closing Reorganization Transactions; provided, however, that, for the avoidance of any doubt, any amounts included in Closing Date Net Working Capital or Closing Date Indebtedness shall be excluded from Unpaid Company Transaction Expenses.
“VS2” means VS2 LLC, a Delaware limited liability company.
“WARN” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Section 2101 et seq., as amended or state or local law equivalent.
“Working Capital” means, as of any time, the net working capital of the Business calculated by subtracting (a) the sum of current liabilities for the Business, from (b) the sum of current assets for the Business, in each case calculated in accordance with the Transaction Accounting Principles; provided, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts or Indebtedness, (ii) any Liabilities repaid or extinguished pursuant to this Agreement in connection with the Closing, or (iii) any amounts with respect to income Tax assets or income Tax liabilities. A sample calculation of the Working Capital for illustrative purposes is set forth in Exhibit D.

Section 1.2    Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding Section of this Agreement:
Term    Section
[***]    Section 2.9
Affiliate    Section 1.1
Affiliated Group    Section 1.1
Aggregate Purchase Price    Section 2.2
Agreement    Preamble
Allocation    Section 2.7(a)
Allocation Schedule    Section 2.7(a)
Approval    Section 1.1
Assigned Contracts    Section 5.13(a)
Award Period    Schedule 2(c)
Balance Sheet Date    Section 3.5
Base Purchase Price    Section 2.2
Benefit Plan    Section 1.1
Business    Section 1.1
Business Balance Sheet    Section 3.5
Business Day    Section 1.1
Business Employee    Section 1.1
Business Financial Statements    Section 3.5
Business Insurance Policies    Section 3.22
Business Intellectual Property    Section 1.1
Business IT Assets    Section 1.1
Business Material Adverse Effect    Section 1.1
Business Permits    Section 3.12(b)
Business Technology    Section 1.1
CARES Act    Section 1.1
Cash Amounts    Section 1.1

Closing    Section
Closing Cash Amounts    Section 1.1
Closing Date    Section 2.3
Closing Fringe Reserve    Section 5.6(l)
Closing Indebtedness    Section 1.1
Closing Purchase Price    Section 1.1
Closing Statement    Section 2.6(a)
Closing Unpaid Company Transaction Expenses    Section 1.1
Closing Working Capital    Section 1.1
Code    Section 1.1
Collective Bargaining Agreement    Section 1.1
Commitment    Section 5.15(a)
Company    Preamble
Company Business Intellectual Property    Section 3.8(a)(i)
Company Equity Interests    Recitals
Company Inbound IPR Agreements    Section 3.11(a)(v)
Company Outbound IPR Agreements    Section 3.11(a)(v)
Company Software    Section 3.8(a)(i)
Competing Business    Section 5.24(a)
Confidential Business Information    Section 5.3(b)
Confidentiality Agreement    Section 5.3(a)
Continuation Period    Section 5.6(b)
Continuing Employee    Section 5.6(b)
Contract    Section 1.1
Copyrights    Section 1.1
COTS Software    Section 1.1
Covered Employee    Section 5.24(b)
Covered Loss    Section 1.1
COVID-19    Section 1.1
Current Government Contract    Section 1.1
Current Representation    Section 10.13(a)
D&O Indemnifiable Claim    Section 5.18(a)
D&O Indemnified Party    Section 5.18(a)
Data Protection Law    Section 1.1
Data Protection Obligations    Section 1.1
DCSA    Section 1.1
Debt Financing    Section 5.23(a)
Deductible Escrow Amount    Section 1.1
Deferred Compensation Plan    Section 5.6(k)
Designated Person    Section 10.13(a)
DFARS    Section 3.13(b)
Dispute Notice    Section 2.6(c)
Dispute Resolution Period    Section 2.6(c)
Disqualified Individual    Section 3.17(h)
Earn-Out    Section 2.2
[***]    Section 2.9
Effect    Section 1.1
Employment Agreements    Recitals
Energetics    Section 1.1
Energetics Equity Interests    Section 3.2

Environmental Laws    Section 1.1
Environmental Permits    Section 1.1
Equity Commitment Letter    Section 4.4(a)
Equity Financing    Section 4.4(a)
Equity Investors    Section 4.4(a)
ERISA    Section 1.1
ERISA Affiliate    Section 1.1
Escrow Agent    Section 1.1
Escrow Agreement    Section 2.5(b)(ii)
Escrow Release Date    Section 1.1
Estimated Closing Cash Amounts    Section 2.6(a)
Estimated Closing Indebtedness    Section 2.6(a)
Estimated Closing Unpaid Company Transaction Expenses    Section 2.6(a)
Estimated Closing Working Capital Amount    Section 2.6(a)
Estimated Working Capital Amount    Section 1.1, Schedule 3(1)
Estimated Working Capital Excess    Schedule 3(1)(a)
Estimated Working Capital Underage    Schedule 3(1)(b)
Export Control Authorization    Section 1.1
Export Control Laws    Section 1.1
Facility Clearance    Section 5.1(a)
FAR    Section 3.13(b)
Final Purchase Price    Section 2.6(e)
Final Transition Time    Section 5.13(b)
Final Working Capital Amount    Schedule 2(2)
Final Working Capital Excess    Schedule 3(2)(a)
Final Working Capital Underage    Schedule 3(2)(b)
FLSA    Section 3.17(i)
Fraud    Section 1.1
GAAP    Section 1.1
[***]    Section 1.1
Government Contract    Section 1.1
Government Official    Section 1.1
Governmental    8
Hazardous Material    Section 1.1
Inactive Employees    Section 5.6(b)
Indebtedness    Section 1.1
Indemnified Party    Section 9.5(a)
Indemnifying Party    Section 9.5(a)
Independent Accounting Firm    Section 2.6(c)
Institutions    Section 3.8(a)(i)
Intellectual Property    Section 1.1
Intercompany Agreements    Section 1.1
Internet Properties    Section 1.1
Judgment    Section 1.1
Key Customers    Section 3.20(a)
Key Employee    Section 1.1
Key Suppliers    Section 3.20(b)
Knowledge    Section 1.1
Law    Section 1.1
Liabilities    Section 1.1

Lien    Section 1.1
Losses    Section 1.1
Material Contracts    Section 3.11(a)
Material Government Contract    Section 3.13(a)
New VEBA    Section 5.6(l)
NISP    Section 1.1
NISPOM    Section 1.1
[***]    Schedule 2(d)
OCI    Section 3.13(g)
Open Source Software    Section 1.1
Open Source Software License    Section 1.1
Outside Date    Section 8.1(d)
Patents    Section 1.1
PATRIOT Act    Section 1.1
Permits    Section 1.1
Permitted Liens    Section 1.1
Person    Section 1.1
Personal Data    Section 1.1
Post-Closing Representation    Section 10.13(a)
Post-Closing Statement    Section 2.6(b)
Pre-Closing Reorganization Documents    Section 2.4
Pre-Closing Reorganization Transaction Steps Schedule    Section 1.1
Pre-Closing Reorganization Transactions    Recitals
Pre-Closing Reorganization Transactions Transfer Taxes    Section 1.1
Pre-Closing Tax Period    Section 1.1
Privileged Communications    Section 10.13(b)
Proceeding    Section 1.1
Process    Section 1.1
Property Rights    Section 1.1
Protected Information    Section 1.1
Purchase Price    Section 2.2
Purchased Assets    Section 3.23(a)
Purchaser    Preamble
Purchaser 401(k) Plan    Section 5.6(j)
Purchaser Fundamental Representations    Section 1.1
Purchaser Indemnified Person    Section 9.3
Purchaser Material Adverse Effect    Section 4.1
Purchaser’s Allocation Notice    Section 2.7(a)
R&W Insurance Policy    Section 5.16
Real Property    Section 3.10(c)
Real Property Lease    Section 3.10(a)
Registered Intellectual Property    Section 3.8(a)(i)
Regulatory Approvals    Section 1.1
Relating to the Business    Section 1.1
Release    Section 1.1
Replacement Contract    Section 5.14(a)
Representatives    Section 1.1
Restricted Party    Section 1.1
Retained Businesses    Section 1.1
Section 721    Section 1.1

Securities Act    Section 1.1
Seller    Preamble
Seller 401(k) Plans    Section 5.6(j)
Seller Benefit Plan    Section 1.1
Seller Consolidated Tax Return    Section 1.1
Seller Disclosure Schedules    Section 1.1
Seller Fundamental Representations    Section 1.1
Seller Indemnified Person    Section 9.4
Seller Related Party    Section 3.18
Seller’s Allocation    Section 2.7(a)
Shared Contracts    Section 5.14(a)
Software    Section 1.1
[***]    Section 2.9
Solvent    Section 4.9
Specified Contract    Section 5.13(a)
Specified Contract Assignments    Section 5.13(b)
Specified Matters    Section 1.1
Specified Reports    Section 1.1
Straddle Tax Period    Section 1.1
Subcontract Agreement Pending Novation    Section 2.5(b)(iii)
Subsidiary    Section 1.1
Surveys    Section 5.15(b)
Target Working Capital    Section 1.1
Tax    Section 1.1
Tax Proceeding    Section 1.1
Tax Return    Section 1.1
Taxing Authority    Section 1.1
Third-Party Claim    Section 9.5(a)
Title Insurance Policies    Section 5.15(a)
Trade Secrets    Section 1.1
Trademarks    Section 1.1
Transaction    Recitals
Transaction Documents    Section 1.1
Transfer Taxes    Section 1.1
Transferred Entity    Section 1.1
Transferred Entity Benefit Plan    Section 1.1
Transferred Entity Equity Interests    Section 1.1
Transferred Leased Properties    Section 3.10(a)
Transferred Owned Property    Section 3.10(b)
Unpaid Company Transaction Expenses    Section 1.1
VS2    Section 1.1
VS2 Equity Interests    Section 3.2
WARN    Section 1.1
Working Capital    Section 1.1

ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell, assign, transfer and convey to Purchaser, and

Purchaser agrees to purchase and acquire from Seller, the Company Equity Interests free and clear of all Liens other than transfer restrictions imposed by applicable federal and state securities Laws, for good and valuable consideration, including the payment by Purchaser of the Aggregate Purchase Price.
Section 2.2    Purchase Price. The aggregate purchase price payable by Purchaser to Seller in consideration for the purchase of the Company Equity Interests shall be an amount equal to (a) $50,000,000 (the “Base Purchase Price”), plus (i) Closing Cash Amounts, minus (ii) Unpaid Company Transaction Expenses minus (iii) Closing Indebtedness, plus (iv) the Estimated Working Capital Amount (which, for the avoidance of doubt, may be a negative number), in each case in cash (as adjusted pursuant to Section 2.6 and Schedule 3, the “Purchase Price”) plus (b) $50,000,000 in cash to the extent payable subject to and in accordance with Section 2.9 and Schedule 2 (the “Earn-Out”). The Purchase Price together with the Earn-Out shall be collectively referred to as the “Aggregate Purchase Price” .

Section 2.3    Closing Date. The closing of the Transaction (the “Closing”) shall take place at 10:00 a.m. Eastern Time, at the offices of Jones Day, 600 Brickell Avenue, Miami, FL 33131 (or, at the request of either party to this Agreement, by means of a virtual closing through electronic exchange of documents and signatures), on the third Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.4    Pre-Closing Reorganization Transactions. Subject to the terms and conditions of this Agreement, including Section 5.13, prior to the Closing, each of Seller and the Company shall implement the Pre-Closing Reorganization Transactions in accordance with the Pre-Closing Reorganization Transaction Steps Schedule and shall enter into or amend certain Contracts to effect the Pre-Closing Reorganization Transactions (such Contracts, the “Pre-Closing Reorganization Documents”). If Seller or the Company make any amendments to the Pre-Closing Reorganization Documents that contain material terms or material conditions which are not expressly set forth on the Pre-Closing Reorganization Transaction Steps Schedule, Seller shall obtain Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed). Following the consummation of the Pre-Closing Reorganization Transactions, the Company will own and operate the Business.
Section 2.5    Payment; Closing Deliveries.
(a)    Closing Date Payments. At the Closing, Purchaser shall make (or cause to be made):
(i)    a payment in an amount equal to the Closing Purchase Price less the Deductible Escrow Amount, by wire transfer(s) of immediately available funds to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date);
(ii)    subject to Section 2.9 and Schedule 2, a payment in an amount equal to the Earn-Out to the Seller, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date); and
(iii)    a payment in an amount equal to the Deductible Escrow Amount to the Escrow Agent, by wire transfer(s) of immediately available funds to one or more bank accounts designated in writing by the Escrow Agent as set forth in the Escrow Agreement.
(b)    Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following:
(i)    the certificate to be delivered pursuant to Section 7.3(c);
(ii)    a counterpart of the Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), duly executed by Purchaser; and
(iii)    a counterpart of the Subcontract Agreement Pending Novation in substantially the form attached hereto as Exhibit B (the “Subcontract Agreement Pending Novation”), duly executed by Purchaser.
(c)    Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered by one of its Affiliates, to Purchaser the following:
(i)    an assignment of membership interests substantially in the form attached as Exhibit G, duly endorsed by the Seller to transfer the Company Equity Interests to the Purchaser;
(ii)    the certificate to be delivered pursuant to Section 7.2(d);
(iii)    duly executed copies of the Pre-Closing Reorganization Documents substantially in the form attached as Exhibit F;
(iv)    a properly completed and duly executed IRS Form W-9 of Seller;
(v)    customary releases in form and substance reasonably satisfactory to the Purchaser with respect to all guarantee obligations and other Indebtedness of the Transferred Entities under Seller’s credit facilities and all UCC-3 termination statements and other releases, if any, relating to the Transferred Entities’ assets, properties or rights secured by such Indebtedness;
(vi)    a counterpart of the Escrow Agreement duly executed by Seller and the Escrow Agent;
(vii)    a counterpart of the Subcontract Agreement Pending Novation, duly executed by Seller and the Company;
(viii)    a certificate substantially in the form attached as Exhibit H, duly executed by an officer of the Company, dated as of the Closing Date and attaching with respect to each of the Transferred Entities true and complete copies of (i) such Transferred Entity’s articles of incorporation or certificate of formation (or equivalent governing document) and all amendments thereto (if any), in effect as of the Closing Date, (ii) such Transferred Entity’s bylaws or operating agreement (or equivalent governing document) and all amendments thereto (if any), in effect as of the Closing Date, and (iii) resolutions of the board of directors or managers (or equivalent governing body) of Seller and the Company as to the authorization of this Agreement and the Transaction;
(ix)    resignation letters, effective as of the Closing Date and in form reasonably acceptable to Purchaser, from the managers and officers of the Transferred Entities from their respective capacities as such, as requested by Purchaser in writing not less than five (5) Business Days prior to the Closing Date;
(x)    a certificate of good standing from each of the Transferred Entity’s jurisdiction of formation (for such Transferred Entity) and certificates of good standing (or equivalent documentation, to the extent applicable) from each jurisdiction in which a Transferred Entity is qualified or registered to do business, in each case, that is dated within ten (10) Business Days of the Closing Date;
(xi)    the Specified Reports;
(xii)    evidence reasonably satisfactory to Purchaser of final invoices (with wire instructions) for the payees of all Unpaid Company Transaction Expenses of the Transferred Entities and Seller as of Closing (except for any retention, change-of-control or similar payments, for which the payees will provide wire instructions no less than two (2) Business Days prior to the Closing); and
(xiii)    evidence of consent in form and substance reasonably satisfactory to Purchaser of the third parties identified on Schedule 2.5(c)(xiii).
Section 2.6    Adjustments to Base Purchase Price.
(a)    At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement“) setting forth a good-faith estimate of (i) the Closing Working Capital (such estimate, the “Estimated Closing Working Capital Amount”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”), (iii) the Estimated Unpaid Company Transaction Expenses (such estimate, the “Estimated Unpaid Company Transaction Expenses”), and (iv) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”) and the resulting calculation of the Closing Purchase Price. The Closing Statement shall be prepared in accordance with the Transaction Accounting Principles, including for purposes of calculating the Working Capital, the use of the same line items and line item entries set forth on and used in the preparation of the Sample Working Capital Statement.
(b)    Within ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a written statement (the “Post-Closing Statement”), setting forth the calculation of the Closing Working Capital, the Closing Cash Amounts, the Closing Unpaid Company Transaction Expenses and the Closing Indebtedness. The Post-Closing Statement shall be prepared in accordance with the Transaction Accounting Principles, including for purposes of calculating the Working Capital, the use of the same line items and line item entries set forth on and used in the preparation of the Sample Working Capital Statement.

(c)    Within forty-five (45) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, that if Seller does not deliver any Dispute Notice to Purchaser within such forty-five (45)-day period, the Post-Closing Statement will be final, conclusive and binding on the parties hereto. The Dispute Notice shall set forth in reasonable detail the basis for any dispute included therein, the amounts involved and Seller’s determination of the Closing Working Capital, the Closing Cash Amounts, the Closing Unpaid Company Transaction Expenses and the Closing Indebtedness; provided, that any dispute set forth in the Dispute Notice shall be limited to the determination of the Closing Working Capital, the Closing Cash Amounts, the Closing Unpaid Company Transaction Expenses and the Closing Indebtedness, and Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Post-Closing Statement unless they are inconsistent with the Transaction Accounting Principles. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any disputed items and amounts set forth therein, and the parties hereto agree that other than to the extent disputed in the Dispute Notice, the Post-Closing Statement will be final, conclusive and binding on the parties hereto. If Purchaser and Seller, such good faith effort notwithstanding, fail to resolve any such dispute within fifteen (15) Business Days following receipt by Purchaser of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, BDO US LLP or if BDO US LLP is unavailable, then a nationally recognized accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute (and only such unresolved disputes in the Dispute Notice). If BDO US LLP is unavailable and Seller and Purchaser are unable to agree on the Independent Accounting Firm (if the firm agreed to is unavailable or conflicted), then each of Seller and Purchaser shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third nationally recognized major accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm. Purchaser and Seller shall cause the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than thirty (30) days following such presentations, make a final determination, binding on the parties hereto, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to determining any items still in dispute in the Dispute Notice in accordance with the terms of this Agreement, and the Independent Accounting Firm is not to make any other determination. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be allocated between Purchaser and Seller in inverse proportion to the relative amounts of the aggregate of the disputed amounts determined by the Independent Accounting Firm to be for the account of Purchaser and Seller, respectively (i.e., so that the prevailing party bears a lesser amount of such costs, fees and expenses). All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the parties hereto.

(d)    For purposes of complying with the terms set forth in this Section 2.6, from and after the Closing, Seller and Purchaser shall reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Business or Transferred Entities, and shall permit reasonable access, upon advance written notice, during normal business hours to the books and records of the Transferred Entities and their personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances), as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder.
(e)    The “Final Purchase Price” means an amount equal to the Base Purchase Price, plus (i) the Closing Cash Amounts as finally determined pursuant to this Section 2.6, minus (ii) the Closing Unpaid Company Transaction Expenses as finally determined pursuant to this Section 2.6, minus (iii) the Closing Indebtedness as finally determined pursuant to this Section 2.6, plus (iv) the Final Working Capital Amount as finally determined pursuant to this Section 2.6 and Schedule 3 (which, for the avoidance of doubt, may be a negative number).
(f)    If the Closing Purchase Price exceeds the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price exceeds the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment pursuant to this Section 2.6(f) is to be made within five (5) Business Days of the date on which the Closing Working Capital, the Closing Cash Amounts, the Closing Unpaid Company Transaction Expenses and the Closing Indebtedness are finally determined pursuant to this Section 2.6.
(g)    The process set forth in this Section 2.6 shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the Closing Working Capital, the Closing Cash Amounts, the Closing Unpaid Company Transaction Expenses, the Closing Indebtedness, the Closing Purchase Price, the Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.
Section 2.7    Purchase Price Allocation.
(a)    Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 2.6) and any other items that are treated as additional consideration for Tax purposes, (i) among the Energetics Equity Interests and (ii) any other assets of the Company, pursuant to this Agreement and any other Transaction Document, in accordance with Exhibit C attached hereto (the “Allocation Schedule”).
(b)    No later than ninety (90) days after the date on which the Purchase Price is finally determined pursuant to Section 2.6, Seller shall deliver to Purchaser a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.6) and any other items that are treated as additional consideration for U.S. income Tax purposes between Energetics Equity Interests and any other assets of the Company, determined in a manner consistent with

Section 1060 of the Code and the Treasury Regulations promulgated thereunder, any other relevant provisions of applicable Tax Law, and the Allocation Schedule (“Seller’s Allocation”). If Purchaser disagrees with Seller’s Allocation, Purchaser may, within thirty (30) days after receipt of Seller’s Allocation, deliver a notice (“Purchaser’s Allocation Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If Purchaser’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the thirty (30) days immediately following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.6) and any other items that are treated as additional consideration for U.S. income Tax purposes. If Seller and Purchaser are unable to resolve such disputed items or amounts within thirty (30) days after the delivery of Purchaser’s Allocation Notice, such disputed items or amounts will be resolved by the Independent Accounting Firm in accordance with Section 2.6(c). The Seller’s Allocation, as prepared by Seller if no Purchaser’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Purchaser and/or resolved by the Independent Accounting Firm (the “Allocation”), shall be conclusive and binding on the parties hereto and neither Seller nor Purchaser shall (and they shall cause their respective Affiliates not to) take any position for income Tax purposes inconsistent with the Allocation on any Tax Return or in any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law). The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Aggregate Purchase Price and any other amounts treated as consideration for U.S. income Tax purposes, including the Earn-Out; provided that any such adjustment shall be to the goodwill Relating to the Business, except as otherwise agreed by Seller and Purchaser.
Section 2.8    Income Tax Treatment. Seller, Purchaser, the Transferred Entities, and their respective Affiliates shall treat any and all payments under this Article II as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by Law (including any portion of the Earn-Out amount deemed to be interest for U.S. federal income tax purposes under Treasury Regulations Section 1.483-4 or 1.1275-4(c)).
Section 2.9    Earn-Out. The Seller submitted [***] set forth on Schedule 2 hereto (the “[***]”). If [***] on or prior to the three-year anniversary of the Closing Date [***], then, at or following the Closing, Purchaser shall pay to Seller the Earn-Out subject to and in accordance with the terms set forth on Schedule 2 to this Agreement. In the event that [***] is issued prior to the second (2nd) anniversary of the Closing Date but after the first (1st) anniversary of the Closing Date, Seller shall be entitled to eighty percent (80%) of the Earn-Out; in the event that [***] issued on or after the second (2nd) anniversary of the Closing Date but prior to the third (3rd) anniversary of the Closing Date, Seller shall be entitled to forty percent (40%) of the Earn-Out. For the avoidance of doubt, in the event that the Business does not receive [***] within three (3) years of the Closing Date, no Earn-Out shall be payable under this Agreement. Notwithstanding anything to the contrary, the parties hereto acknowledge and agree that the Seller and/or the Company obtaining or being [***] is not a condition to Closing. If the Earn-Out is not paid at the Closing, the Purchaser shall not, and shall cause the Transferred Entities not to, directly or indirectly, enter into any Contract that restricts, prevents or otherwise prohibits the ability of Purchaser or the Company including any successor thereto to timely and fully pay the Earn-Out pursuant to the terms of this Agreement. If the Earn-Out is not paid at the Closing, the Purchaser and the Company and each of the Transferred Entities, and each of their successors and assigns, shall be jointly and severally liable to the Seller for the payment of the Earn-Out pursuant to and in accordance with the terms of this Agreement.

Section 2.10    Withholding. Seller and Purchaser are each permitted to deduct and withhold amounts from any payment made under this Agreement (a) as required under applicable Law or (b) to offset any obligations of the Seller owed (i) to Purchaser pursuant to Section 2.6 (as finally determined in accordance with the terms of Section 2.6) or (ii) to any Purchaser Indemnified Persons pursuant to Section 9.3 (as finally determined in accordance with the terms of Section 9.5). Seller or Purchaser, as applicable, shall (except with respect to withholding of employment and payroll taxes, or withholding arising from a failure to provide the deliverable in Section 2.5(c)(iv)) exercise commercially reasonable efforts to the extent permitted by applicable Law, to reasonably cooperate with the other party to reduce or eliminate any such withholding. Any amounts so deducted and withheld under the foregoing clause (a) shall be remitted by the withholding party to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any Section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other Section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Purchaser as follows:
Section 3.1    Organization, Standing and Power. Seller and each Transferred Entity is duly organized or incorporated, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing or duly registered under the Laws of its jurisdiction of organization or incorporation, and Seller and each Transferred Entity has (or, with respect to the Company, following the Pre-Closing Reorganization Transactions will have) all necessary organizational power and authority to carry on the Business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, result in material Liability to Seller or any of the Transferred Entities or reasonably be expected to prevent or materially delay the ability of Seller and each Transferred Entity to consummate the Transaction. Each of the Transferred Entities is qualified or otherwise authorized to act as a foreign corporation (or equivalent entity) and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
Section 3.2    Transferred Entities. As of the date hereof, all of the Company Equity Interests are held beneficially and of record by Seller, Seller has good and marketable title to the Company Equity Interests, and at the Closing the Company Equity Interests will be held free and clear of all Liens. As of the date hereof, all of the issued and outstanding equity interests of Energetics (the “Energetics Equity Interests”)are held beneficially and of record by Seller, Seller has good and marketable title to the Energetics Equity Interests. As of the Closing, pursuant to the Pre-Closing Reorganization Transactions, Energetics has been converted to a Delaware limited liability company, and as of the Closing, the Energetics Equity Interests are held free and clear of all Liens by the Company. As of the date hereof, Seller holds beneficially and of record, fifty one percent (51%) of the issued and outstanding membership interests of VS2 (the membership interests held by Seller in VS2, the “VS2 Equity Interests”). Seller has good and marketable title to the VS2 Equity Interests, and at the Closing the VS2 Equity Interests will be held free and clear of all Liens by the Company. Following the consummation of the Pre-Closing Reorganization Transactions, the Company will own the Energetics Equity Interests and the VS2 Equity Interests, in each case beneficially and of record, and immediately prior to the Closing, free and clear of all Liens. All of the Transferred Entity Equity Interests have been validly issued, and are fully-paid and nonassessable. Except as contemplated by this Agreement or set forth in Section 3.2 of the Seller Disclosure Schedules, there are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other similar rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Transferred Entities is or may become obligated to (a) issue, transfer, sell or otherwise dispose of any of its equity interests, or (b) redeem, purchase or otherwise acquire any outstanding Transferred Entity Equity Interests, in each case, other than as may be set forth in the organizational documents of such Transferred Entity (current and complete copies of which have been made available to Purchaser).
Section 3.3    Authority; Execution and Delivery; Enforceability. Each of the Seller and the Company has all necessary corporate power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Seller and the Company of this Agreement and each Transaction Document to which the Seller and/or the Company is a party and the consummation by Seller and the Company of the Transaction and the other transactions contemplated hereby and under the Transaction Documents have been duly authorized by all necessary corporate or other action of Seller and the Company. Each of Seller and the Company has duly executed and delivered this Agreement and, at the Closing, will duly execute and deliver each other Transaction Document to which it is a party, and assuming due authorization, execution and delivery by Purchaser, each of this Agreement and the other Transaction Documents will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
Section 3.4    No Conflicts; Consents; Governmental Authorization. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, the execution and delivery by each of Seller and the Company of this Agreement does not, and the execution by Seller and the Company of the other Transaction Documents will not, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by Seller and the Company with the terms hereof and thereof will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) under, any provision of (a) the certificate of incorporation, bylaws, articles of association, limited liability company agreement, certificate of formation, or equivalent governing and/or constitutional documents of Seller or any Transferred Entity, (b) any Judgment or Law applicable to the Business or any of the Transferred Entities or (c) any Material Contract or Real Property Lease. Except as set forth on Section 3.4 of the Seller Disclosure Schedules, no Approval of any Governmental Entity is required to be obtained or made by or with respect to Seller or the Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the

Transaction and the other transactions contemplated hereby and thereby, other than those that, if not obtained, made or given, would not reasonably be expected to be material to any of the Transferred Entities or the Business.
Section 3.5    Financial Statements. Section 3.5 of the Seller Disclosure Schedules sets forth true and complete copies of (a) the unaudited balance sheet of the Business (together with the notes and schedules thereto, if any, the “Business Balance Sheet”) as of December 31, 2022 (the “Balance Sheet Date”), (b) the unaudited statement of income of the Business for the twelve (12) month period ending on December 31, 2022, (c) the unaudited statement of income and the unaudited balance sheet for the Business for and as of the fiscal year ended December 31, 2021, if any, and (d) the unaudited statement of income and the unaudited balance sheet for the Business for the period commencing January 1, 2023 and ending March 31, 2023 (clauses (a), (b), (c) and (d), collectively, the “Business Financial Statements”). The Business Financial Statements (i) have been prepared from the books and records of the Business, which are maintained in the ordinary course of business and in accordance with good business practices, and which reflect only valid transactions and are reliable, and in all material respects, complete and accurate (except, in each case, (A) as expressly noted therein, (B) for failures to be so prepared that would not result in an unfair presentation of the financial position and the results of operations of the Business, in the aggregate, on the basis of presentation outlined in Section 3.5 of the Seller Disclosure Schedules, and (C) subject to the absence of notes, and, in the case of clause (a) of the definition of Business Financial Statements, subject to normal year-end adjustments), (ii) have been prepared in accordance with GAAP, on a consistent basis during the periods covered thereby, and (iii) fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered; provided, however, that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (i) the Business has not operated on a separate stand-alone basis and has historically been reported within Seller’s or its Affiliates’ combined financial statements and (ii) the Business Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a stand-alone basis. The Seller has established and maintains systems of internal accounting controls that are designed to provide reasonable assurances that all transactions are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP. The Seller has not, and, to the Knowledge of Seller, its accountants or representatives have not received any unresolved material written complaint, allegation or assertion of a problem or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller’s accounting controls. To the Knowledge of the Seller, there are no material weaknesses or significant deficiencies in the design or operations of the internal financial controls utilized by Seller. As of the Closing, the books and records of the Transferred Entities and the Business are in the possession of the Company.
Section 3.6    Absence of Undisclosed Liabilities. The Business does not have any Liabilities, other than Liabilities that (a) are reflected or reserved against in the Business Balance Sheet, (b) were incurred since the Balance Sheet Date in the ordinary course of business and not material in amount (but excluding Liabilities arising out of a breach of, or default under, any Contract, breach of warranty, tort or infringement claim or lawsuit), (c)  will be reflected, reserved, accrued, recorded or included in the Closing Working Capital, or the Closing Indebtedness, (d)  are incurred in connection with the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents, or (e) are not individually or in the aggregate material to the Business. There are no “off balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission) with respect to the Business.
Section 3.7    Absence of Changes or Events. Except in connection with the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents, from and after the Balance Sheet Date, (a) except as set forth on Section 3.7(a) of the Seller Disclosure Schedules, Seller has not taken any action that, if taken post-Closing, would be prohibited by the terms of Section 5.2 and (b) there has not been any event, change, effect or development that is reasonably expected to have, individually or in the aggregate, a Business Material Adverse Effect.
Section 3.8    Intellectual Property.
(a)    Section 3.8(i) of the Seller Disclosure Schedules lists all (i) registrations and applications with a Governmental Entity or a domain name registrar for the registration of Business Intellectual Property owned by Seller or its Subsidiaries (collectively, the “Registered Intellectual Property”); and (ii) unregistered Intellectual Property that is material to the conduct of the Business owned by Seller or its Subsidiaries as of the date of this Agreement (the Intellectual Property in subsection (i) and (ii), collectively, the “Company Business Intellectual Property”) . For each listed item, Section 3.8(a) of the Seller Disclosure Schedules provides, as applicable, the registered owner of such Intellectual Property, the countries in which such Intellectual Property is patented or registered (or in which applications for patents or registrations have been filed), the patent or registration number, and the filing and expiration dates thereof. No opposition, cancellation, reexamination, invalidation or other Proceeding is pending challenging the validity, enforceability or the Transferred Entities’ ownership of any Registered Intellectual Property, nor, to the Knowledge of Seller, is there a reasonable basis for any such challenge. Except as required by the Pre-Closing Reorganization Transactions, neither Seller nor the Transferred Entities have assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company Business Intellectual Property to any other Person.
(b)    (i) As of the date hereof, Seller and its Subsidiaries and (ii) as of the Closing Date, the Transferred Entities, in each case solely and exclusively own all right, title and interest in and to, or otherwise have a right to use pursuant to a binding, written license agreement all Business Intellectual Property, including each item of Registered Intellectual Property, free and clear of all Liens, other than Permitted Liens.
(c)    Except as will be owned by the Company following the consummation of the Pre-Closing Reorganization Transactions, neither Seller nor any of its Subsidiaries (other than the Transferred Entities) hold any right, title or interest in or to any Company Business Intellectual Property.
(d)    (i) Each item of the Registered Intellectual Property is subsisting and valid, and all material filings and fees required to-date related to each item of Registered Intellectual Property have been timely filed and paid to the relevant Governmental Entity; (ii) the operation of the Business as currently conducted as of the date of this Agreement and as previously conducted within the five (5) year period prior to the date of this Agreement, does not and has not infringed, misappropriated or otherwise violated the Intellectual Property of any Person; (iii) to the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating any Company Business Intellectual Property; (iv) neither Seller nor any of its

Subsidiaries has made any written allegation against a third party of any infringement, misappropriation, or other violation of any Company Business Intellectual Property; (v) neither Seller nor any of its Subsidiaries has received any written notice within the five (5) year period prior to the date of this Agreement alleging that the operation of the Business infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other Person; and (vi) within the five (5) year period prior to the date of this Agreement, there have been no (1) claims or Proceedings against the Transferred Entities or Seller relating to the Business in which claims are asserted alleging infringement, misappropriation or other violations of the Intellectual Property of any Person that are pending or (2) claims threatened in writing against the Transferred Entities or Seller relating to the Business alleging infringement, misappropriation or other violations of the Intellectual Property of any Person. No Company Business Intellectual Property or, to the Knowledge of Seller, any Business Intellectual Property exclusively licensed by Seller or any of its Subsidiaries is subject to any outstanding consent, settlement or Judgment restricting the use or ownership thereof.
(e)    All current and former officers, employees, agents, consultants and independent contractors of the Seller or any of its Subsidiaries that were involved in the creation or development of any material Company Business Intellectual Property have executed and delivered to the Seller or the applicable Subsidiary Contracts pursuant to which such Person (i) agrees to maintain the confidentiality of, and not use or disclose, the confidential information of the Seller or the applicable Subsidiary; and (ii) assigns to the Seller or the applicable Subsidiary all Intellectual Property related to the Business created or developed by such Person in the course of such Person’s employment or other relationship with the Seller or the applicable Subsidiary. To the Knowledge of Seller, no former or current employees, agents, consultants or independent contractors of the Seller or the applicable Subsidiary have breached or violated any of the Contracts referenced in the immediately preceding sentence. No current or former officer or employee of, or consultant or independent contractor to, the Seller or any of its Subsidiaries is asserting or, to the Knowledge of Seller, has grounds to assert any rights to any of the Company Business Intellectual Property.
(f)    The Seller and its Subsidiaries have taken commercially reasonable measures to protect, enforce and maintain the confidentiality (where applicable) of the Business Intellectual Property (including any Trade Secrets). To the Knowledge of Seller, there have been no unauthorized uses or disclosures of any such confidential information except pursuant to a valid and binding confidentiality agreement that imposes confidentiality obligations on the recipient of such confidential information.
(g)    Neither Seller nor any of its Subsidiaries has used any Open Source Software in any manner that does or would, with respect to any Software included in the Company Business Intellectual Property, products or services (the “Company Software”), (i) impose a requirement or condition that any such Company Software using, incorporating, distributed with or derived from such Open Source Software: (A) be made available, disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) impose any other material limitation, restriction or condition on the right or ability of the Business to use or distribute any product or service of the Business.
(h)    Except as set forth in Section 3.8(h) of the Seller Disclosure Schedule,] no Governmental Entity, hospital, educational institution or research center (collectively, “Institutions”) has provided facilities or funding (in each case, directly or indirectly) for the development of any Company Business Intellectual Property, and no Institution has any rights in or with respect to any developments of or to any Company Business Intellectual Property. Neither Seller nor its Subsidiaries is or was a member or promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate Seller or its Subsidiaries to grant or offer to any other Person any license or right to any Company Business Intellectual Property.
Section 3.9    Information Technology; Data Protection.
(a)    The Business IT Assets operate and perform reliably, in material conformance with applicable specifications and documentation for such assets, and substantially as needed by Seller and its Subsidiaries to adequately conduct the Business as currently conducted. The Business IT Assets are free of viruses, malware, and other corruptants, including any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of, or to provide any unauthorized access to, any Business IT Asset, in each case, except as, individually or in the aggregate, that would be material to the Business. During the five (5) year period immediately prior to the date of this Agreement, there have been no failures, breakdowns, or other incidents adversely affecting any such Business IT Assets or any software, data, information or materials contained therein, other than temporary problems arising in the ordinary course of business that did not materially disrupt the operations of Seller or the Transferred Entities. The Company maintains commercially reasonable incident response, backup, disaster recovery and business continuity plans and procedures and has taken commercially reasonable measures to protect the security and integrity of the material Business IT Assets.
(b)    Except as set forth in Section 3.9(b) of the Seller Disclosure Schedules, during the five (5)-year period immediately prior to the date of this Agreement, there have not been any vulnerabilities or defects that would reasonably be expected to result in any security breaches or unauthorized access or other security access incidents (a) affecting the Business IT Assets or (b) resulting in a partial or complete loss of control of any Business assets, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.
(c)    The Seller and each Transferred Entity take commercially reasonable actions to protect the confidentiality, integrity, operation, and security of Protected Information, Business Technology, and Business IT Assets. The Seller and each Transferred Entity have implemented appropriate technical and organizational measures, including standards, policies, procedures and documentation, designed to ensure, the Processing of Protected Information by the Seller and each Transferred Entity has been performed during the five (5)-year period immediately prior to the date of the Agreement in all material respects in accordance with applicable Data Protection Obligations.
(d)    The Seller and each Transferred Entity have taken all commercially reasonable measures to secure all Business Technology and Business IT Assets prior to selling, distributing, deploying or making it available and have made patches and updates to such Business Technology and Business IT Assets in accordance with good industry standards.
(e)    The Seller and each Transferred Entity has taken commercially reasonable measures to ensure that all third parties authorized to Process Protected Information will Process such Protected Information in accordance with applicable Data Protection Obligations.

(f)    Neither the execution, delivery or performance of this Agreement or any other Transaction Document, nor the consummation of any of the Transactions, nor the Seller’s or any Transferred Entity’s provision to Purchaser or Purchaser’s possession of Protected Information or its Processing of such data consistent with historical practice, will result in any material violation of any Data Protection Obligations, so long as Purchaser Processes that data in a manner consistent with the Seller’s or Transferred Entity’s Processing of such data. The Transferred Entities shall continue to have at least the same rights to Process Protected Information immediately after Closing as each such Transferred Entity had immediately before Closing.
(g)    The Seller and the Transferred Entities are and have been during the three (3)-year period immediately prior to the date of this Agreement in material compliance with all applicable Data Protection Obligations.
(h)    None of the Seller or the Transferred Entities has, during the five (5)-year period immediately prior to the date of this Agreement, received any written notice or, to the Knowledge of Seller, any communication from any applicable Governmental Entity against or relating to any Transferred Entity alleging a violation of any Data Protection Laws by any Transferred Entity, nor has Seller or any Transferred Entity been threatened in writing to be charged with any such violation by any Governmental Entity, and, to the Knowledge of Seller, there are no circumstances as of the date hereof which could reasonably be expected to give rise to any such notices or communications, in each case, except as, individually or in the aggregate, that would not be material to the Business. During the five (5)-year period immediately prior to the date of this Agreement, there has been no unauthorized Processing or disclosure of, Personal Data in their possession or under the control of, or, to the Knowledge of Seller, Processed by or on behalf of, the Seller or any Transferred Entity, in each case, except as, individually or in the aggregate, that would be material to the Business.
Section 3.10    Real Property.
(a)    As of the date of this Agreement, the Seller has valid title to the leasehold estate (as lessee) in the real property set forth in Section 3.10(a) of the Seller Disclosure Schedules (the “Transferred Leased Property”), free and clear of all Liens, other than Permitted Liens. Following the consummation of the Pre-Closing Reorganization Transactions, the Company will have valid title to the leasehold estate (as lessee in the Transferred Leased Property), free and clear of all Liens, other than Permitted Liens. True and complete copies of each Lease (including all amendments and modifications) under which the Transferred Leased Property is held (each, a “Real Property Lease”) have been made available to Purchaser. Each Real Property Lease is in full force and effect and is enforceable in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). To the Knowledge of Seller, there is no default under any Real Property Lease by the Seller or, to the Knowledge of Seller, by any other party thereto and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Real Property Lease. Seller has not received written notice that (i) it is in default under any Real Property Lease and such default has not been cured or (ii) a party to a Real Property Lease (other than the Seller) is exercising a termination right with respect to such Real Property Lease. To the Knowledge of Seller, Seller’s possession and quiet enjoyment of the

Transferred Leased Property under the applicable Real Property Lease has not been disturbed and, to the Seller’s Knowledge, there are no disputes with respect to any Real Property Lease.
(b)    As of the date of this Agreement, the Seller holds valid title to the real property set forth in Section 3.10(b) of the Seller Disclosure Schedules (the “Transferred Owned Property”), free and clear of all Liens, other than Permitted Liens. Following the consummation of the Pre-Closing Reorganization Transactions, the Company will hold good and valid fee simple title to the Transferred Owned Property, free and clear of all Liens, other than Permitted Liens. Except as set forth in Schedule 3.10(b), the Seller has not leased or otherwise granted to any other Person the right to use or occupy any Transferred Owned Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Transferred Owned Property or any portion thereof or interest therein. Neither the Seller nor the Company is a party to any agreement or option to purchase any real property or interest therein.
(c)    The Transferred Leased Property together with the Transferred Owned Property (collectively, the “Real Property”) constitute all of the real property necessary to conduct the business of the Company, as currently being conducted, following the consummation of the Pre-Closing Reorganization Transactions.
(d)    Except as would not have a Business Material Adverse Effect, (i) all improvements, equipment, machinery and fixtures located at, on, or within the demised premises constituting the Real Property are in good operating condition and repair, have been maintained in accordance with commercially reasonable standards and are adequate and suitable in all material respects for the present and continued use and operation thereof as used or operated as of the date of this Agreement, ordinary wear and tear excepted; (ii) to Seller’s Knowledge, there are no pending or threatened condemnation or eminent domain proceedings, and the Seller has not received any notice of any such condemnation or eminent domain proceedings, affecting the Real Property; and (iii) the Seller has not leased, subleased, licensed or otherwise granted any third party the right to use or occupy any portion of the Real Property.
(e)    Each parcel of the Transferred Owned Property, and to the Knowledge of the Seller, the Transferred Leased Property, has full and free access to and from public ways, and all water, sewer, sanitary and storm drain facilities, community services, and all public utilities which access is sufficient for the purposes of the business of the Company following the consummation of the Pre-Closing Reorganization Transactions, and Seller does not have any knowledge of any fact or condition that would result in the interruption or termination of such access, except for any restrictions to access that would not be material to the operations of the Business. Seller has not received any written notice from any utility company or municipality of any fact or condition which would result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Real Property.
(f)    To the Knowledge of the Seller, (i) there are no violations of Law with respect to any Real Property; (ii) there are no violations of any covenant, restriction or easement affecting the Real Property or any part of it, or with respect to the use or occupancy of the Real Property or any part of it, from any Governmental Entity having jurisdiction over the Real Property or from any other Person entitled to enforce the same; and (iii) there have been no work orders, deficiency notices or other similar notices of non-compliance issued by any

Governmental Entity or otherwise with respect to the Real Property, which in each of the foregoing instances, have not been cured.
Section 3.11    Contracts.
(a) Except as set forth in Section 3.11 of the Seller Disclosure Schedules, as of the date hereof neither Seller nor any of the Transferred Entities is a party to or bound by any of the following Contracts Relating to the Business (other than any Benefit Plans) (the “Material Contracts”):
(i)    the ten (10) largest Contracts (measured by dollar value based on the fiscal year ended December 31, 2022) for the supply of services, products or materials for use in the Business;
(ii)    the ten (10) largest Contracts (measured by dollar value based on the fiscal year ended December 31, 2022) with customers of the Business;
(iii)    any Contract containing any future capital expenditure obligations of the Business in excess of $1,000,000;
(iv)    any Contract that is a joint venture, partnership or other similar agreement involving co-investment between the Business and a third party;
(v)    (A) any Contract pursuant to which Seller or any of its Subsidiaries licenses or is otherwise permitted by a third party to use any Intellectual Property (other than any license for COTS Software) involving payments in excess of $80,000 per annum (“Company Inbound IPR Agreements”), or (B) any Contract pursuant to which a third party licenses from Seller or any of its Subsidiaries any Company Business Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business, including in connection with the sale or licensing of any products or services) (“Company Outbound IPR Agreements”);
(vi)    (A) any Contract relating to Indebtedness with respect to which a Transferred Entity is an obligor, other than any Indebtedness to be repaid or extinguished pursuant to this Agreement at or prior to the Closing, or (B) any Contract that authorizes or creates a Lien on any assets of the Business or Transferred Entity Equity Interests, other than any Liens that will be extinguished at or prior to the Closing;
(vii)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after Closing, a Transferred Entity will have an obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;
(viii)    Contracts limiting the freedom of the Transferred Entities to engage in any line of business, acquire any entity or compete with any Person in any market or geographical area or during any period of time;
(ix)    Contracts relating to loans or advances to, guarantees for the benefit of, or investments in, any Persons;

(x)    outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Business or any of the Transferred Entities;
(xi)    Contracts evidencing any obligation of any Transferred Entity with respect to the issuance, sale, repurchase or redemption of any equity or other interests of any Transferred Entity;
(xii)    Contracts containing exclusivity obligations or restrictions binding on any Transferred Entity, including (A) “most favored nation” pricing terms, (B) granting of any right or first offer or right of first refusal, (C) covenants not to solicit any employees, contractors or agents of another Person, (D) covenants not to acquire any product or other asset or any services from any other Person, or (E) covenants not to transact business with any other Person;
(xiii)    Contracts containing non-disclosure, confidentiality, non-solicitation, non-competition or other restrictive covenant obligations with current and to the extent obligations exist thereunder, former Business Employees or other employees or individual service providers of the Transferred Entities;
(xiv)    Contracts relating to the settlement of any Proceedings during the last three years from the date of this Agreement or under which any of the parties thereto still have outstanding rights or obligations, in each case involving the Business or any Transferred Entity;
(xv)    any Contract not otherwise listed above which requires payments from the Business to a third party in excess of $1,000,000 per annum and which is not terminable by Purchaser or a Transferred Entity on notice of ninety (90) calendar days or less without a premium or penalty;
(xvi)    any Collective Bargaining Agreements with a Transferred Entity or involving any Business Employee;
(xvii)    (A) Contracts with any Business Employee or any employee or other individual service provider or consultant of a Transferred Entity or (B) Contracts with any third party professional employer organization related to the Business Employees or employees or other individual service providers or consultants of a Transferred Entity, in each case other than any “at will” offer letter that may be terminated without penalty or Liability upon thirty (30) calendar days’ or less advance notice;
(xviii)    Contracts that contain severance, retention, accelerated payments, change in control, deferred compensation or other similar payments, including those where vesting, benefit enhancement, payment, funding or limitations would be triggered by entry into this Agreement, any of the other Transaction Documents, or the consummation of the Transaction;
(xix)    any Contract not otherwise listed above which provides for payments from a third party to the Business in excess of $1,000,000 per annum; and
(xx)    any outstanding written or otherwise binding commitment to enter into any Contract of the type described in the immediately preceding subsections (i)-(xix).

(b)    Other than expirations or non-renewals following the date of this Agreement in accordance with the terms of the applicable Material Contract, each Material Contract is in full force and effect and is valid, binding and enforceable against Seller or a Transferred Entity and, to the Knowledge of Seller, against the other parties signatory thereto in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). As of the date hereof, none of Seller, any Transferred Entity or, to the Knowledge of Seller, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both). Prior to the execution of this Agreement, Seller has made available to Purchaser true and correct copies of each Material Contract (including all amendments and modifications thereto). Except as set forth on Section 3.11(b) of the Seller Disclosure Schedules, there are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of $1,000,000 arising under or relating to a Material Contract.
Section 3.12    Compliance with Applicable Laws; Permits. (a) Neither Seller nor any of the Transferred Entities nor any of Seller’s Affiliates is, or has been at any time since April 1, 2018, in violation in any material respect of any Law applicable to the Business.
(b)    The Seller and Energetics validly hold all material Permits necessary for the conduct of the Business as currently conducted or for the ownership and use of the assets of the Business (the “Business Permits”). Seller and Energetics are in compliance in all material respects with the terms of the Business Permits. The Seller has not received written notice of any Proceeding related to the revocation, withdrawal, modification or termination of any such Business Permit.
(c)    Export Control Laws. The Seller and Energetics are and for the last five (5) years have been in compliance in all material respects with all Export Control Laws;
(i)    The Seller and Energetics have, for the last five (5) years, obtained and complied in all material respects with the requirements of all applicable Export Control Authorizations;
(ii)    Neither Seller nor Energetics has during the last five (5) years engaged in any transactions or other activities directly or indirectly with or involving: (A) any Person located or ordinarily resident in Cuba, Iran, North Korea, Sudan, Syria, Crimea, Russia or the so-called Donetsk Peoples’ Republic or Luhansk Peoples’ Republic, (B) the Government of Venezuela or any Entity owned or controlled by the Government of Venezuela, or (C) any other Restricted Party; and
(iii)    Neither Seller nor Energetics has during the last five (5) years: (A) been cited or fined for failure to comply with applicable Export Control Laws, and no proceeding, investigation, complaint or inquiry, with respect to any alleged non-compliance with applicable Export Control Laws by Seller or Energetics, is pending or threatened; or (B) made any disclosures (voluntary or directed) to any relevant Governmental Entity with respect to any potential violation or liability of Seller or Energetics arising under or relating to any Export Control Laws.
(d)    Anti-Corruption and Anti-Bribery. Neither Seller nor any of the Transferred Entities nor any of their respect directors, officers, employees, nor any other Person acting for or on behalf of either Seller or any of the Transferred Entities has during the last five (5) years, directly or indirectly, in connection with any activity of Seller or the Transferred Entities:
(i)    solicited, made, offered or agreed or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of (A) influencing any act or decision of such Government Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Government Official, candidate, party or campaign, or any official of such party or campaign, to do or omit to do any act, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage;
(ii)    solicited, paid, offered or agreed or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other unlawful payment of any nature;
(iii)    solicited, made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;
(iv)    established or maintained any unlawful fund of corporate monies or other properties;
(v)    created or caused the creation of any false or inaccurate books and records related to any of the foregoing;
(vi)    established or maintained accounts which do not appear in any of the books and records that they are required to keep in accordance with applicable accounting and auditing standards; or
(vii)    otherwise violated (A) any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or (B) any other applicable Law of any Governmental Entity or any jurisdiction relating to anti-corruption and/or anti-bribery matters.
Section 3.13    Government Contracts.
(a)    Section 3.13 of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all of the Current Government Contracts that involve aggregate payments to the Transferred Entities per annum that are reasonably expected to be in excess of one million Dollars ($1,000,000) (each, a “Material Government Contract”). To the Knowledge of Seller, each Material Government Contract was legally awarded, and is valid, binding, and in full force and effect and enforceable against the Business in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.
(b)    (i) The Business is not in material breach of or default under any Current Government Contract, and, to the Knowledge of Seller, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by the Business; (ii) the Business is in compliance in all material respects with all applicable Laws, including the Federal Acquisition Regulation (“FAR”); Defense FAR Supplement (“DFARS”); Cost Accounting Standards; Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Current Government Contract or Government Bid; (iii) since April 1, 2018, each representation and certification made by the Business in connection with a Current Government Contract or Government Bid was current, accurate and complete in all material respects as of its effective date; (iv) there are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of one million Dollars ($1,000,000) arising under or relating to a Current Government Contract or Government Bid; and (v) no Current Government Contract or Government Bid is currently the subject of any bid protest before any Governmental Entity.
(c)    Except as set forth Schedule 3.13, since April 1, 2018, (i) none of the Transferred Entities or any Principals (as defined in FAR 52.209-5) have been debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Entity, no suspension, debarment, or exclusion action has been commenced or, to the Knowledge of Seller, threatened against any of the Transferred Entities or any of their respective officers or employees, and, to the Knowledge of Seller, there exist no circumstances that require any Transferred Entity to answer any of the questions in FAR 52.209-5 in the affirmative; (ii) no Governmental Entity has notified the Business in writing of any breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Current Government Contract; (iii) the Business has not received any notice of termination for default, cure notice or show cause notice pertaining to any Current Government Contract; (iv) the Business has not received any notice of an unresolved significant weakness or deficiency with respect to the cost accounting system of the Transferred Entities; (v) the Business has not received any notice of any audits or investigations by any Governmental Entity with respect to a Current Government Contract or Government Bid (other than in the Ordinary Course of Business, including routine audits by the DCAA and United States Office of Federal Contract Compliance Programs); (vi) the Business has not received written notice from any Governmental Entity or other counterparty to a Material Government Contract that the counterparty to such Material Government Contract (A) has ceased or will cease to be a customer of the Business, (B) intends to terminate or materially modify (including by materially decreasing the rate or amount of services obtained from or provided to the Business) any Material Government Contract, (C) intends to change the type of contracting vehicle for the services provided pursuant to such Material Government Contract in a manner that may preclude the Business from continuing to provide such services or (D) seeks to convert any Material Government Contract that establishes an exclusive or single source purchasing arrangement or relationship between such counterparty and the Business into a non-exclusive or multi-source arrangement or relationship; and (vii) the Business has not made any disclosures to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment or violation of applicable Law arising under or relating to any Current Government Contract or Government Bid, nor, to the Knowledge of Seller, has any violation occurred for which the Business is required to make any such disclosure to a Governmental Entity.

(d)    Since April 1, 2018, the Business has complied in all material respects with the requirements of Government Contracts issued under the General Services Administration Federal Supply Schedule program, including applicable requirements related to the Price Reductions Clause (48 CFR 552.238-81) and the Industrial Funding Fee and Sale Reporting clause (48 CFR 552.238-80).
(e)    Except as set forth in Section 3.13(e) of the Seller Disclosure Schedules, since April 1, 2018, (i) the Business has complied in all material respects with applicable Cost Accounting Standards and Cost Principles; (ii) the cost accounting systems and business systems (as defined in DFARS 242.7001 & 252.242-7005) used by the Transferred Entities and the associated entries reflected in the financial and business records of the Transferred Entities with respect to Government Contracts and Government Bids are (and have been) in compliance in all material respects with applicable Law; (iii) the Transferred Entities’ business systems have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated; and (iv) to the Knowledge of Seller, such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the terms and conditions of the Current Government Contracts and applicable Law.
(f)    None of the Intellectual Property owned by the Transferred Entities was (i) with respect to patents, conceived or first actually reduced to practice in performance of a Government Contract or (ii) with respect to “technical data” and “computer software,” as those terms are defined in FAR Parts 27 and 52 and/or DFARS Parts 227 and 252, funded partially or exclusively at a Governmental Entity’s expense, and any Governmental Entity of the United States has only “Limited” and “Restricted” rights in such “technical data” and “computer software,” respectively. The Business has complied with all data rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252.
(g)    Except as set forth on Schedule 3.13(g), (i) none of the Current Government Contracts restrict any Transferred Entity’s ability to bid on or perform work on future Government Contracts due to an actual or potential organizational conflict of interest (the “OCI”) and (ii) the Business is not operating under or subject to any current OCI mitigation plan.
(h)    Schedule 3.13(h) sets forth, for each Government Contract having backlog as of December 31, 2022, the dollar amounts of Funded Backlog and the name of the customer. All of the Government Contracts constituting Funded Backlog and Unfunded Backlog of the Transferred Entities (i) were entered into in the Ordinary Course of Business and (ii) management of the Transferred Entities believes in good faith that such Government Contracts are capable of performance in accordance with the terms and conditions of such Government Contract by the applicable Transferred Entity.
(i)    The Business has complied in all material respects with the prohibitions on the sale and use of covered telecommunications equipment and services as required by its Government Contracts, including FAR clause 52.204-24, FAR clause 52.204-25, and FAR clause 52.204-26.
(j)    Since April 1, 2018, (i) the Business has complied with and is in compliance in all material respects with all applicable information system security requirements regarding the safeguarding of information related to Government Contracts, including FAR clause 52.204-21, DFARS clause 252.204-7008, DFARS clause 252.204-7012, DFARS clause 252.204-7019, and DFARS clause 252.204-7020; and (ii) the Business has not experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS clause 252.204-7012.
Section 3.14    Environmental Matters.
(a)    Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, each of Seller and its Affiliates (with respect to the Business) (i) are, and since April 1, 2018, have been, in compliance in all material respects with all applicable Environmental Laws, (ii) have no material Liability under Environmental Laws or with respect to Hazardous Materials, and, (iii) except in the usual course of business in connection with obtaining or providing services, have not agreed to indemnify or assume the liability of any third party pursuant to Environmental Law or with respect to Hazardous Materials.
(b)    (i) Except as set forth in Section 3.14(b)(i) of the Seller Disclosure Schedule, each of Seller and its Affiliates (with respect to the Business) have timely applied for, obtained, maintained, and been since April 1, 2018 in material compliance with all Environmental Permits, and (ii) Section 3.14(b)(ii) of the Seller Disclosure Schedule sets forth a true and complete list of all material Environmental Permits required for the operation of the Business, all of which are valid and in full force and effect.
(c)    Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, with respect to the Business, (i) as of the date of this Agreement, there are no Proceedings pending, nor, to the Knowledge of Seller, threatened in writing against Seller or any of its Affiliates, and (ii) since April 1, 2019, neither Seller nor any Affiliate has received or been threatened in writing with any notice or action, in either case of (i) or (ii) alleging a material violation of or material Liability under Environmental Laws or with respect to Hazardous Materials or threatening to revoke, suspend or materially modify any material Environmental Permit.
(d)    Except as set forth in Section 3.14(d) of the Seller Disclosure Schedule or as would not reasonably be expected to result in material Liability to Seller, there has been no Release of Hazardous Materials by Seller or any of its Affiliates or by any other person at, on, under or from (i) any real property currently owned, operated or leased by Seller or any of its Affiliates in connection with the Business, or (ii) any real property formerly owned, operated or leased by Seller or any of its Affiliates in connection with the Business during Seller’s or any of its Affiliate’s ownership, operation or lease of such real property, or (iii) any other real property to which Seller or any or any of its Affiliates has arranged, by contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Materials in connection with the Business.
(e)    Except as set forth in Section 3.14(e) of the Seller Disclosure Schedule none of the following are present at any Transferred Owned Property, or to the Knowledge of Seller, any of the Transferred Leased Property: (i) “underground storage tanks” as defined under Environmental Law, or (ii) any dump or landfill.
(f)    Seller has made available to Purchaser true and complete copies of all material reports, assessments, audits, Environmental Permits and all other material documents in

Seller’s or any Affiliate’s possession or reasonable control related to Seller’s or any Affiliate’s (with respect to the Business) compliance with Environmental Laws or the environmental condition of any real property currently or formerly owned, operated, leased or used by Seller or any Affiliate in connection with the Business.
Section 3.15    Proceedings. Except as set forth on Section 3.15 of the Seller Disclosure Schedules, since April 1, 2018, there are no and there have not been any Proceedings pending or, to the Knowledge of Seller, threatened in writing (or, to the Knowledge of Seller, orally), against the Seller or any of its Affiliates with respect to the Business. Since April 1, 2018, there is no, and has not been, any Judgment outstanding against the Seller or any of its Affiliates involving or relating to the Business.
Section 3.16    Taxes. For purposes of this Section 3.16, all references to a Transferred Entity shall be deemed to include the Seller solely with respect to the Business.
(a)    All income and other material Tax Returns required to be filed by or with respect to the Transferred Entities have been timely filed and all Taxes required to be paid by or with respect to the Transferred Entities have been timely paid, regardless of whether shown on such Tax Returns as due and payable. All such Tax Returns are true, correct and complete in all material respects. There are no Liens for any Taxes on any of the properties or assets of the Transferred Entities other than Permitted Liens. Each Transferred Entity has established on its books and records, including the Business Financial Statements, in accordance with GAAP (and consistently applied in accordance with such Transferred Entity’s historical practices insofar as such practices are consistent with GAAP), reserves that are adequate for the payment of any Taxes not yet due and payable.
(b)    Each Transferred Entity has: (i) complied in all material respects with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of material Taxes; (ii) within the time and in the manner prescribed by applicable Law, paid over to the proper Governmental Entity (or is properly holding for such timely payment) all amounts required to be so withheld and paid over in connection with any amounts paid or owing to Seller or any employee, independent contractor, creditor, member, or other third party; and (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users.
(c)    No Transferred Entity has received any written notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment in connection with any amount of Taxes, which notice has not been resolved, and to the Knowledge of Seller there are no pending audits, examinations, or administrative or judicial proceedings regarding any amount of Taxes of any Transferred Entity.
(d)    No Transferred Entity has waivers or extensions currently in effect with respect to any statute of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, any amount of Taxes and no request for any such waiver or extension is currently pending.
(e)    No Transferred Entity has requested or received a ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority that might affect the amount of Tax due from any Transferred Entity after the Closing Date.

(f)    No Transferred Entity is a party to any agreement or contract relating to the sharing, allocation or indemnification of Taxes (excluding any customary commercial agreement or contract arising in the Ordinary Course of Business and not primarily related to Taxes). No Transferred Entity has any liability for Taxes of any other Person by reason of being a member of an affiliated group, within the meaning of Section 1504(a) of the Code, or filing consolidated U.S. federal income Tax Returns under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law or as a member of any combined, unitary or other similar group for tax purposes, or as a transferee or successor, by Contract or otherwise.
(g)    No Transferred Entity that is classified as a corporation for U.S. federal income tax purposes has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(h)    No Transferred Entity has been a party to a reportable or listed transaction as defined under Treasury Regulation Section 1.6011-4(b)(2).
(i)    At all times since formation, the Company was disregarded as an entity separate from its owner for U.S. federal income tax purposes. From (i) the date of incorporation until the Pre-Closing Reorganization Transactions, Energetics was a corporation and (ii) the Pre-Closing Reorganization Transactions until the Closing Date, Energetics was disregarded as an entity separate from its owner, in each case for U.S. federal income tax purposes. At all times since formation, VS2 was a partnership for U.S. federal income tax purposes.
(j)    No Transferred Entity will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date,(iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) election under Section 108(i) of the Code or (vi) the application of Section 965 of the Code.
(k)    No Transferred Entity is, or has ever been, subject to Tax in any country other than its respective country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Taxing Authority in a jurisdiction where any Transferred Entity does not file Tax Returns that such Transferred Entity is or may be subject to taxation by that jurisdiction.
(l)    Except as set forth on Section 3.16(m) of the Seller Disclosure Schedule, no Transferred Entity has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar tax items related to COVID-19 for Tax purposes, whether federal, state, local or foreign, including the CARES Act.

(m)    No Transferred Entity is a beneficiary of any Tax exemption, Tax holiday or other Tax incentive that would terminate or be subject to recapture or clawback by the transactions contemplated hereby.
(n)    No Transferred Entity has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.
(o)    No election under Section 965(h) of the Code is in effect with respect to any Transferred Entity.
(p)    No Transferred Entity is or has ever been a passive foreign investment company within the meaning of Section 1297 of the Code (determined without regard to Section 1297(d) of the Code).
(q)    None of the Transferred Entities is a United States real property holding company.
(r)    None of the Transferred Entities has issued or granted any power of attorney with respect to Taxes that remains in effect.
Section 3.17    Labor Relations; Employees and Employee Benefit Plans.
(a)    Each Collective Bargaining Agreement previously entered into by Seller or its Subsidiaries involving current or former Business Employees as of the date of this Agreement is listed on Section 3.17(a) of the Seller Disclosure Schedules. No Collective Bargaining Agreements (including those disclosed pursuant to Section 3.17(a)) are in effect with respect to the Transferred Entities or any Business Employee. No union or labor organization is currently certified or recognized to represent any Business Employees, no demand for recognition has ever been made by any union or labor organization with respect to the current Business Employees (and except as set forth on Section 3.17(a), no demand for recognition has ever been made by any union or labor organization with respect to former Business Employees), and there are no pending or threatened labor organizing activities, strikes, slowdowns, work stoppages, petitions for representation, pickets, concerted refusals to work, lockouts or walkouts by Business Employees or against the Transferred Entities, nor has there been any such event since April 1, 2018. There is no unfair labor practice, charge or complaint pending or unresolved or threatened before any court, arbitrator or other Governmental Entity against the Transferred Entities or with respect to any of the current or former Business Employees.
(b)    Each Seller Benefit Plan is listed on Section 3.17(b)(i) of the Seller Disclosure Schedules, Seller has made available to Purchaser correct and complete copies of written summaries of each such Seller Benefit Plan (provided that agreements with individual Business Employees may be provided on an anonymized basis and templates may be provided in lieu of copies of individual agreements that conform to such templates). Each Transferred Entity Benefit Plan is listed on Section 3.17(b)(ii) of the Seller Disclosure Schedules, and Seller has made available to Purchaser correct and complete copies of (i) each such Transferred Entity Benefit Plan and in the case of any unwritten Transferred Entity Benefit Plan, a written descriptions thereof, in each case including any amendments thereto, (ii) the three most recent actuarial valuations, if any, annual reports required to be filed, and such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, if any, with respect to each Transferred Entity Benefit Plan

(including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Transferred Entity Benefit Plan, (iv) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of benefits under any Transferred Entity Benefit Plan and (v) the most recent determination, qualification or opinion letter or similar document issued by any Governmental Entity for each Transferred Entity Benefit Plan intended to qualify for favorable tax treatment and any pending application therefor and a complete and accurate list of all amendments to any such Transferred Entity Benefit Plan as to which a favorable determination or qualification letter has not yet been received. All participant data necessary to administer each Transferred Entity Benefit Plan will be in the possession of the Transferred Entities prior to Closing.
(c)    Each Seller Benefit Plan has been administered in material compliance with its terms and the administration thereof are and is in material compliance with all applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act of 2010, as amended, and all other applicable Laws, whether Federal, state or local, domestic or foreign, and the terms of all collective bargaining agreements. Each Seller Benefit Plan required to have been approved by any non‑U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, to the Knowledge of the Seller, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval.
(d)    Each Transferred Entity Benefit Plan has been administered in material compliance with its terms and the administration thereof are and at all times have been in compliance with all applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act of 2010, as amended, and all other applicable Laws, whether Federal, state or local, domestic or foreign, and the terms of all collective bargaining agreements. Each amendment to a Transferred Entity Benefit Plan has been made in material compliance with the terms of such Transferred Entity Benefit Plan, and with all applicable Laws. No contractual commitments, undertakings or representations have been made or given to any participant regarding the continued operation, extension, amendment or replacement of any Transferred Entity Benefit Plan or of the benefits available under any Transferred Entity Benefit Plan. The Seller has not filed, and is not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Transferred Entity Benefit Plan. Each Transferred Entity Benefit Plan required to have been approved by any non‑U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, to the Knowledge of the Seller, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto.
(e)    All contributions, premiums and benefit payments, fees and expenses under or in connection with each Transferred Entity Benefit Plan that are required to have been made by the Seller or the Transferred Entity Benefit Plan, in accordance with the terms of such Transferred Entity Benefit Plan and applicable Laws have been timely made, in all material respects.

(f)    No Transferred Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No event has occurred and, to the Knowledge of the Seller, no condition exists, that has subjected, or would reasonably be expected to subject, any Transferred Entity to any tax, fine, Lien or penalty imposed by ERISA.
(g)    Except as otherwise set forth in Section 3.17(g) of the Seller Disclosure Schedules, no current or former employee or other service provider of Seller or any of its Subsidiaries is a party to any benefit under a Benefit Plan, or employment or other Contract with Seller or any Subsidiary thereof that entitles him or her to compensation or other consideration (or the acceleration of any such compensation or consideration) based on, related to or contingent upon the consummation of the transactions contemplated by this Agreement.
(h)    Except as set forth on Section 3.17(h) of the Seller Disclosure Schedules, no amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Seller (each, a “Disqualified Individual”) would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such Disqualified Individual is entitled to receive any additional payment from the Seller or its Subsidiaries in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual.
(i)    Seller has made available to Purchaser a complete and accurate list of each Business Employee as of a date that is no more than five (5) Business Days prior to the date of this Agreement and including, with respect to each such Business Employee, as applicable (i) their dates of hire; (ii) their position(s); (iii) their current annual base salaries or hourly wages; (iv) their 2022 bonus compensation; (v) their work location; (vi) their status as a full-time or part-time employee; (vii) their classification as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”); (viii) their status as a fixed term (i.e. temporary) or permanent employee; (ix) their status as a regular or leased employee; (x) their status as an active or inactive employee, as well as the date of commencement of their leave and their expected return date (as applicable of each employee); (xi) the value of their accrued vacation time and sick leave or other paid time off; (xii) the name of their employing entity; and (xiii) whether the Business Employee’s employment is governed by an employment agreement or an offer letter. Except as set forth on Schedule 3.17(i), all Business Employees are employed on an at-will basis.
(j)    Seller has made available to Purchaser a complete and correct list of all individual independent contractors engaged directly by Seller or its Subsidiaries with respect to the Business who have received more than Fifty Thousand Dollars ($50,000) in remuneration in the past twelve (12) months or are expected to receive more than Fifty Thousand Dollars ($50,000) in remuneration in the next twelve (12) months, who are actively providing services or provided any services in the past twelve (12) months that reflects (i) their dates of engagement; (ii) their rate of remuneration; (iii) the amount they were paid in calendar year 2022; (iv) a description of the services they provide; and (v) the name of the entity by which they are engaged. Each such independent contractor is party to an independent contractor agreement, and all such agreements have been made available to Purchaser. To the Knowledge of Seller, for the purpose of applicable Law, all independent contractors who are currently, or since April 1, 2018, have been, engaged directly by Seller or its Subsidiaries with respect to the Business are bona fide independent contractors under applicable Law and not employees of the Seller or any of its Subsidiaries. Each current independent contractor directly engaged by Seller or its Subsidiaries with respect to the Business is terminable on thirty (30) or fewer days’ notice, without any obligation to pay severance or a termination fee or any remuneration other than for services already provided, or services which will be provided prior to the contract’s termination date, by such independent contractor.
(k)    Since March 1, 2020, there have been no material Proceedings or to the Knowledge of Seller, threatened Proceedings involving Business Employees before any Governmental Entity against the Seller or its Subsidiaries.
(l)    The Transferred Entities are, and as it relates to the Business Employees the Seller and its Subsidiaries are, in compliance in all material respects with the rules and regulations governing the conduct of federal contractors, with respect to employees and all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination, wages, hours, meal and rest breaks, employee leave (including paid sick leave), overtime, worker classification, privacy, immigration, unemployment insurance, affirmative action, occupational safety and health, workers’ compensation, plant closings (including hiring and termination of employees). The Seller has with respect to the Business Employees and the Transferred Entities timely paid all salaries, wages and fees, which are payable to any employees or independent contractors. No Transferred Entity is a party to a conciliation agreement, consent decree or other Contract or order with any Governmental Entity with respect to employment practices, nor are Seller or any of its Subsidiaries party to such an agreement, consent decree, or other Contract or order with respect to any Business Employee.
(m)    To the Knowledge of Seller, the Business Employees, and all employees or independent contractors of the Transferred Entities, are legally authorized to work in the locations where they perform work for the Company, and have all work permits, immigration permits, visas or other authorizations, each as required by applicable Law for such employee or independent contractor given the duties, location and nature of such individual’s employment or engagement, except where the continuing failure to have all such work permits, immigration permits, visas or other authorizations would not be material. The entity employing or engaging such individual has completed and retained employment verification paperwork required under appliable Law, including the Immigration Reform and Control Act of 1986, as required by Law.
(n)    Except as set forth in Schedule 3.17(n):
(i)    Since March 1, 2020, neither Seller nor any of its Subsidiaries has received a written notice, citation, complaint or charge asserting any violation or Liability under the federal Occupational Safety and Health Act of 1970, or any similar applicable Law regulating employee health and safety Relating to the Business or involving Business Employees.
(ii)    Since April 1, 2018, neither Seller nor any of its Subsidiaries, with respect to the Business Employees, nor the Transferred Entities, effectuated any “plant closing” or “mass layoff” of employees as those terms are defined by WARN;

(iii)    To the Knowledge of Seller, no Key Employee, and no Business Employee with base annual compensation at or above $150,000, intends to terminate their employment prior to the one (1) year anniversary of the Closing Date (other than as a result of a loss of a government contract or subcontract termination);
(iv)    To the Knowledge of Seller, no Business Employee, or independent contractor Relating to the Business is in violation of any nondisclosure agreement, noncompetition agreement, or restrictive covenant obligation owed to any third party with respect to such person’s right to be employed or engaged by the Company or with respect to the Business.
(o)    Since April 1, 2018, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, or similar behavior (a “Sexual Misconduct Allegation”) has been made against any Person who is or was an officer, director, manager or supervisory-level Business Employee or other officer, director, manager or supervisory-level employee of one or more of the Transferred Entities in such Person’s capacity as such. Since April 1, 2018, the Transferred Entities have not, and the Seller and its Subsidiaries have not with respect to any Business Employee, entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against the Seller or its Subsidiaries (including one or more of the Transferred Entities), or any Person who is or was an officer, director, manager or supervisory-level employee of the Seller or its Subsidiaries (including or more of the Transferred Entities).
Section 3.18    Intercompany Agreements. Other than (a) the Transaction Documents and the Contracts expressly contemplated thereby and (b) any Contracts that will be terminated at or prior to the Closing or will be terminated pursuant to this Agreement, Section 3.18 of the Seller Disclosure Schedules lists all Intercompany Agreements. Except as set forth on Section 3.18 of the Seller Disclosure Schedules, neither Seller nor any of its Affiliates nor any of their officers, directors, members, stockholders (each, a “Seller Related Party”) is currently a party to any transaction or Contract with the Transferred Entities or has any material interest in any property used by the Transferred Entities, other than employment or consulting agreements entered into with individuals in the ordinary course of business or the Transaction Documents.
Section 3.19    Brokers. Other than Jefferies Group LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller and its Subsidiaries.
Section 3.20    Key Customers and Suppliers.
(a)    Section 3.20(a) of the Seller Disclosure Schedules sets forth a true and complete list of the ten (10) most significant customers of the Business (measured by dollar volume) for each of the twelve (12)-month periods ended December 31, 2021 and December 31, 2022 (the “Key Customers”). None of the Key Customers have by providing written (or, to the Knowledge of Seller, oral) notice (i) cancelled, terminated or materially and adversely modified (including by materially decreasing the rate or amount of services obtained from the Business) its relationship with the Business or (ii) sought to convert any exclusive or single-source purchasing arrangement or relationship between such Key Customer and the Business into a non-exclusive or multi-source arrangement or relationship. None of Seller or its Affiliates have received any written notice that any Key Customer has ceased or will cease to be a customer of the Business or that such Key Customer intends to terminate or materially modify existing Contracts with the Business.
(b)    Section 3.20(b) of the Seller Disclosure Schedules sets forth a true and complete list of the ten (10) most significant suppliers (including subcontractors or vendors) of the Business (measured by dollar volume) for each of the twelve (12)-month periods ended December 31, 2021 and December 31, 2022 (the “Key Suppliers”). None of the Key Suppliers have by providing written (or, to the Knowledge of Seller, oral) notice (i) cancelled, terminated or materially and adversely modified its relationship with the Business or (ii) sought to convert any exclusive or single-source purchasing arrangement or relationship between such Key Supplier and the Business into a non-exclusive or multi-source arrangement or relationship. None of the Seller or its Affiliates have received any written notice that any Key Supplier has ceased or will cease to be a supplier of the Business or that such Key Supplier intends to terminate or materially modify existing Contracts with the Business.
Section 3.21    Bank Accounts; Powers of Attorney.
(a)    Section 3.21(a) of the Seller Disclosure Schedules sets forth a true and complete list of all banks, trust companies, savings and loan associations, mutual fund or stock brokerage firms and other financial institutions at which any Transferred Entity maintains accounts or safe deposit boxes of any nature, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
(b)    Except as set forth on Section 3.21(b) of the Seller Disclosure Schedules, no Transferred Entity has any obligation to act under, or has granted, any outstanding power of attorney or Liability, as guarantor, surety, consignor, endorser (other than for purposes of collection in the ordinary course of business), co-maker or indemnitor in respect of the obligation of any Person.
Section 3.22    Insurance. Section 3.22 of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all material policies of insurance currently owned, held or maintained by, at the expense of or for the benefit of the Business (the “Business Insurance Policies”), and all premiums due and payable on the Business Insurance Policies have been paid in full and all premiums with respect thereto concerning all periods up to and including the Closing will have been paid. The Seller has, with respect to any claim that relates to any damage, impairment or loss that is potentially covered under the Business Insurance Policies, duly provided all required notices under the Business Insurance Policies and have duly made all available claims under such Business Insurance Policies covering or related to any such claim in accordance with the terms and conditions of the Business Insurance Policies. There are no pending claims against any Business Insurance Policy as to which the insurers have denied Liability. No owner of a Business Insurance Policy has received any written notice of cancellation, amendment or dispute or rejection as to coverage with respect to any Business Insurance Policy.
Section 3.23    Title; Sufficiency of Assets.

(a)    Except as set forth in Section 3.23(a) of the Seller Disclosure Schedules, as of the Closing, one of the Transferred Entities will have (i) good and valid title to and is the sole and exclusive owner of, all of the owned assets of the Business, including the Energetics Equity Interests and the VS2 Equity Interests, and (ii) valid leasehold interest to use all the leased and subleased assets of the Business (collectively, (i) and (ii) the “Purchased Assets”), in each case, free and clear of any Liens other than Permitted Liens. All of the material, tangible Purchased Assets (whether owned or leased) are in good working order, operating condition and state of repair (ordinary wear and tear excepted). As of immediately following the Closing, one of the Transferred Entities will own and have good and valid title to, or a valid leasehold interest in (as applicable), the Purchased Assets, free and clear of all Liens, except for Permitted Liens.
(b)    Except as set forth on Section 3.23(b) of the Seller Disclosure Schedules, as of the Closing Date, (i) the Purchased Assets and (ii) the assets, services, products, Intellectual Property and real property to be provided, acquired, leased or licensed under the Transaction Documents or Company Inbound IPR Agreements constitute all of the assets (other than Open Source Software, COTS Software, Benefit Plans and policies of insurance) sufficient and necessary to conduct the Business in substantially the same manner, in all material respects, as conducted by Seller during the twelve (12)-month period prior to the Closing.
Section 3.24    Security Clearances. Schedule 3.24 sets forth all facility security clearances held by the Business that the Seller is permitted by Law to disclose. The Business is in compliance in all material respects with applicable national security requirements, including the NISPOM and all applicable requirements under each Current Government Contract. To the Knowledge of Seller, no facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any facility security clearance held by the Business or any personnel security clearance held by any employee of the Seller. Since April 1, 2020, the Business has not received a rating less than “Satisfactory” in connection with any DCSA review or audit, and, to the Knowledge of Seller, there has been no unauthorized disclosure of classified information by employees of the Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 4.1    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted, except in any case as would not reasonably be expected to impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement, including payment of the Purchase Price, or (b) consummate the Transaction, the Transaction Documents and the other transactions contemplated hereby any thereby (each of clause (a) and clause (b), a “Purchaser Material Adverse Effect”).
Section 4.2    Authority; Execution and Delivery; Enforceability. Purchaser has all necessary limited liability company power and authority to execute this Agreement, the Transaction Documents and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement, the Transaction Documents and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary company or other action of Purchaser. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller and the Company, this Agreement and each of the Transaction Documents will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
Section 4.3    No Conflicts; Consents; Governmental Authorizations. The execution and delivery by Purchaser of this Agreement does not, and the execution by Purchaser of the other Transaction Documents will not, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Purchaser (including, after the Closing, the Business) or any of its Subsidiaries (including, after the Closing, the Transferred Entities) under, any provision of (a) the certificate of incorporation, bylaws, articles of association, limited liability company agreement, certificate of formation or equivalent governing and/or constitutional documents of Purchaser, (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, or (c) any material Contract of Purchaser or any of its Subsidiaries, except, in the case of clauses (a), (b) and (c), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby.
Section 4.4    Financial Ability to Perform.
(a)    Purchaser is a party to and has accepted a fully executed commitment letter dated May 1, 2023 (the “Equity Commitment Letter” from certain Persons (collectively, the “Equity Investors”) pursuant to which the Equity Investors have agreed and committed, subject to the terms and conditions thereof, to invest in Purchaser the Aggregate Purchase Price. The Equity Commitment Letter provides that Seller is a third-party beneficiary thereof and is entitled to enforce each such agreement. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” Purchaser has delivered to Seller a true, complete and correct copy of the Equity Commitment Letter. The Equity Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, all other parties thereto and is in full force and effect. To the Knowledge of Purchaser, no event has occurred that, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default, breach or a failure to satisfy a condition precedent on the part of Purchaser under the terms and conditions of the Equity Commitment Letter. The Equity Commitment Letter has not been modified, amended or altered. Assuming the Equity Financing is funded in accordance with the terms of the Equity Commitment Letter and assuming the satisfaction or, if permissible, waiver of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, written waiver of such conditions), Purchaser will have at the Closing sufficient available cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.
(b)    In no event shall the receipt or availability of any funds or financing by Purchaser or any Affiliate be a condition to any of Purchaser’s obligations under this Agreement.
Section 4.5    Proceedings. There are no Proceedings or claims pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.6    Brokers. Other than William Blair, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
Section 4.7    Investigation. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement and the Transaction Documents. Purchaser confirms that Seller has made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of the officers and management of Seller and the Business and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an investigation, analysis and evaluation of the Business.
Section 4.8    Securities Act. Purchaser is acquiring the Company Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Company Equity Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Company Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Equity Interests and is capable of bearing the economic risks of such investment.
Section 4.9    Solvency. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Purchaser and its Subsidiaries (including, following the Closing, the Transferred Entities). Immediately after giving effect to the consummation of the Transaction, Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.9, “Solvent” means, with respect to Purchaser and its Subsidiaries, taken as a whole, that:
(i)    the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole on a consolidated basis, shall be greater than the total amount of the liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser and its Subsidiaries, taken as a whole on a consolidated basis; and

(ii)    Purchaser and its Subsidiaries, taken as a whole on a consolidated basis, shall be able to pay their debts and obligations in the ordinary course of business as they become due.
Section 4.10    Acknowledgement of Pre-Closing Services. Purchaser acknowledges that Seller and its Subsidiaries provide various services, rights and support to both the Business and the Retained Business (including with respect to the following matters: tax, legal, compliance and governmental affairs, information technology support, audit, accounting, treasury, insurance, business development, capital raising and intercompany financing and access to shared facilities), in each case, that will not continue after the Closing except to the extent expressly provided in this Agreement, or other Transaction Documents.
Section 4.11    Foreign Ownership, Control or Influence. Purchaser is not (a) a “foreign person” within the meaning of 31 C.F.R. § 800.224 or (b) a “foreign interest” within the meaning of 32 C.F.R. § 117.3. Purchaser is a “U.S. Person” within the meaning of 22 C.F.R. § 120.16. To Purchaser’s Knowledge, there are no facts pertaining to Purchaser or its Affiliates that would reasonably be expected to require a 60-day advance notice to the Directorate of Defense Trade Controls pursuant to 22 CFR 122.4(b) in connection with the Transactions.
Section 4.12    Acknowledgement of No Other Representations or Warranties.
(a)    Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III and the other Transaction Documents, neither Seller, nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the Transferred Entities or their respective Affiliates, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated hereby and thereby. Purchaser acknowledges and agrees that it is not relying on any representation or warranty of Seller or any of its Affiliates or Representatives or any other Person, other than those representations and warranties specifically and expressly set forth in Article III and the other Transaction Documents. Purchaser acknowledges and agrees that Seller and its respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III and the other Transaction Documents. Purchaser acknowledges and agrees that neither Seller nor any of its Affiliates makes any express or implied representation or warranty with respect to the Retained Businesses.
(b)    Purchaser acknowledges that neither Seller nor any of its respective Affiliates or Representatives has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans (including any Confidential Information (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans.
ARTICLE V
COVENANTS
Section 5.1    Approvals; Efforts.

(a)    Seller shall as reasonably as practicable cause the Company to apply for a facility security clearance from the DCSA that is, to the extent permitted by DCSA consistent with the facility security clearance held by Seller as of the date hereof (a “Facility Clearance”).
(b)    From and after the date hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to, assist the Seller and the Company in obtaining the Facility Clearance, obtain any required Approval to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement and to cause the conditions to the Transaction set forth in Article VII to be satisfied as promptly as reasonably practicable. In furtherance and not in limitation of the foregoing, each of the parties hereto shall use commercially reasonable efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, including any consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity or other person that are or may become necessary in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement, (ii) the preparation and filing of all forms, registrations filings, petitions, statements, notices, submissions of information, applications and other documents (including filings with Governmental Entities) that are required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement, (iii) the taking of all actions necessary, proper or advisable to obtain (and cooperating with each other in obtaining) any Approval of, or to avoid an action by, any third party, including any Governmental Entity (which actions shall include furnishing all information required in connection with any Regulatory Approvals) in connection with the Transaction, and the other transactions contemplated by this Agreement, (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of Transaction, or the transactions contemplated by this Agreement, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments that are or may reasonably become necessary, proper or advisable to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.
(c)    Prior to the Closing, subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each party shall (i) promptly consult with the other party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) any governmental filings, submissions or other documents made by such party with any Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement, (ii) promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication with or from any Governmental Entity or any official, representative or staff thereof regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other party in connection with, any such governmental filing, submission or other document or communication with any such Governmental Entity and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. If either party or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such party will use commercially reasonable efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request. For the avoidance of doubt, the Seller’s obligations under this Section 5.1(c) shall not apply to the Retained Business.
(d)    Whether or not the Transaction is consummated, each party agrees to be responsible for its own fees and payments to any third party or any Governmental Entity in order to obtain any Approvals pursuant to this Section 5.1, including the fees of and payments to such party’s legal and professional advisors.
(e)    Any other provision in this Section 5.1 or otherwise in this Agreement notwithstanding, neither Seller nor any of its Affiliates shall under any circumstance (i) be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval or (ii) have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement, or because of the termination of any Contract as a result of any of the foregoing. Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached solely as a result of (A) the failure to obtain any Approval, (B) any such termination of a Contract or (C) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any such termination.
Section 5.2    Covenants Relating to Conduct of Business. (a) Except (i) as set forth in Section 5.2 of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) as otherwise required or contemplated by the terms of this Agreement, including Section 5.13, or (iv) for actions required or contemplated by the Pre-Closing Reorganization Transaction Steps Schedule or the Pre-Closing Reorganization Transactions, from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause the Transferred Entities to) use commercially reasonable efforts to (w) conduct the Business in all material respects in the ordinary course of business and in compliance with applicable Laws, (x) preserve intact the Business and the Purchased Assets (including the reputation and goodwill associated therewith) and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors, agents and contractors; (y) maintain accurate books and records of the Business consistent with past practice; and (z) make all filings related to the Business Permits required to be filed in connection with the operation of the Business.
(b)    Except (i) as set forth in Section 5.2 of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) as otherwise required or contemplated by the terms of this Agreement, including Section 5.13, or (iv) actions required or expressly contemplated by the Pre-Closing Reorganization Transaction Steps Schedule or the Pre-Closing Reorganization Transactions, from the date of this Agreement to the Closing, and solely with respect to the Business, Seller shall not, and shall cause its Subsidiaries not to, do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(i)    authorize or effect any amendment to, or change, the organizational documents of any Transferred Entity;
(ii)    issue, sell, pledge or transfer or propose to issue, sell, pledge or transfer any equity interests of any of the Transferred Entities, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Transferred Entities;
(iii)    except (A) in the ordinary course of business, (B) as may be required under any Benefit Plan or contemplated pursuant to Section 5.6, (C) as otherwise reflected in the Business Financial Statements, or (D) for any grant for which Seller or its Affiliates shall be solely obligated to pay, grant to any Business Employee who is a member of the senior leadership team of the Business (which persons are set forth on Schedule 5.2(b)(iii)(D)) any material increase in compensation or benefits;
(iv)     (A) make any material acquisition of any assets or businesses in excess of $1,000,000 other than acquisitions of businesses or assets in the ordinary course of business, already contracted by Seller, any Transferred Entity or their respective Affiliates or (B) sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business, and sales or dispositions of businesses or assets already contracted by Seller, any Transferred Entity or their respective Affiliates, inventory or obsolete assets, or as may be required by applicable Law;
(v)    (A) enter into, renew or extend the term of any Real Property Lease or (B) terminate, deliver a notice of termination, waive or accelerate any material claim or right, or breach or default under any Real Property Lease;
(vi)    acquire any real property;
(vii)    enter into any new project or Contract with regards to a new project (A) which is outside of the ordinary course of business consistent with past practice or (B) other than a Government Bid for which Seller or the Transferred Entities are not contractually obligated to accept any resulting Contract award which involves a Collective Bargaining Agreement;
(viii)    settle any Proceeding, except for any Proceeding in the ordinary course of business and for an amount not in excess of $250,000;
(ix)    make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than (A) such changes as are required by GAAP or applicable Law and (B) any changes as requested or mandated by any Governmental Entity, including the Defense Contract Audit Agency or the Defense Contract Management Agency;
(x)    (A) other than non-exclusive licenses or non-exclusive sublicenses granted in the ordinary course of business, sell, assign, transfer or grant any license or sublicense to any Company Business Intellectual Property or (B) allow any Registered Intellectual Property to lapse or go abandoned;
(xi)    permit any Transferred Entity to incur, create or assume, (A) any indebtedness for borrowed money (including debt evidenced by loans, notes, bonds, debentures or other similar instruments) or (B) any Lien, other than Permitted Liens, with respect to any material asset of the Business;
(xii)    (A) make, revoke or change any material Tax election, (B) adopt or change any material accounting method with respect to Taxes other than as required by applicable Law, (C) surrender any right to claim a refund of a material amount of Taxes, (D) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (E) amend, modify or otherwise change any filed Tax Return, (F) settle any material Tax audits or examinations, or (G) enter into any closing agreement in respect of Taxes;
(xiii)    enter (or commit to enter) into, amend, terminate or extend any (A) Transferred Entity Benefit Plan or (B) other than as required to bid on, or fulfill, a specific project, Collective Bargaining Agreement (or enter into negotiations to do any of the foregoing), with respect to the Transferred Entities or any Business Employee;
(xiv)    (A) plan, announce, implement or effect any reduction in force, layoff, early retirement program, severance program or effort concerning the termination of Business Employees or other employees or individual service providers of the Transferred Entities (other than reductions as a result of a project termination or other loss of work of a specific project that ends between the date of this Agreement and the Closing (“Covered Project Termination”)), (B) terminate the employment or engagement of any Business Employee or other employee or individual service provider of the Transferred Entities (other than employment terminations of Business Employees for cause, as reasonably determined by the Company, death or disability, or for Business Employees who are not Key Employees, as a result of a Covered Project Termination) or (C) except for Business Employees or other employees or individual service providers of the Transferred Entities directly billed to customers, hire or engage any Business Employee or other individual service provider Relating to the Business of the Company, other than hiring or engaging any such individual in order to fill a vacancy in the Ordinary Course of Business or upon a termination for cause or due to death or disability, provided that the annual base salary of such replacement employee or annual compensation of such other individual service provider is less than $150,000 per year; or
(xv)    terminate, establish, adopt, amend, modify or agree to terminate, establish, adopt, amend or modify (or announce an intention to terminate, establish adopt, amend or modify) any, Transferred Entity Benefit Plans or the Employment Agreements;
(xvi)    take an action (or fail to take any action) which would constitute “good reason”, in each case as defined under the respective Employment Agreement for each such Key Employee; or
(xvii)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
(c)    Seller shall not, and shall cause its Subsidiaries not to, enter into any Contract (including any Contract awarded as a result of a pending Government Bid) which is set forth on Exhibit L without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    Anything to the contrary in this Agreement notwithstanding, the parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer, use operation, acquisition or disposition of the Retained Business prior to, at or after the Closing. Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the business of Seller, the Transferred Entities, or their respective Affiliates, except solely with respect to the conduct of the Business by the Seller, the Transferred Entities and their respective Affiliates.
(e)    Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing. Prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.
Section 5.3    Confidentiality.
(a)    Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain non-disclosure agreement between Purchaser and Seller, dated as of December 20, 2022 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate and no longer be of any force and effect.
(b)    Prior to the Closing, the Business was supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of Seller and its Affiliates and their various operations unrelated to the Business. Although Seller has attempted to recover such information from the Business, some may still be present within the Business. Purchaser therefore agrees that it shall not use or disclose such information for any purpose whatsoever, and shall destroy any remaining copies in its possession after the Closing.
(c)    For a period of twenty-four (24) months from the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence any nonpublic information that is proprietary or competitively sensitive (“Confidential Business Information”) to the extent relating to the Business or Purchaser and its Affiliates; provided that the foregoing restriction shall not apply to information (i) that is in the public domain or enters into the public domain through no fault of Seller or any of its Affiliates, (ii) to the extent used by Seller or any of its Affiliates (A) as may be reasonably required by Seller or its Subsidiaries in connection with any governmental investigation or similar Proceeding involving Seller or its Subsidiaries (but solely to the extent required to be disclosed in connection with such Proceeding), (B) in connection with any financial reporting required pursuant to applicable Law, including any applicable rules of any stock exchange or quotation system or (C) to comply with the terms of this Agreement or any of the Transaction Documents or any other Contract between Seller or any of its Subsidiaries, on the one hand, and Purchaser or any of its Affiliates, on the other hand, or (iii) that Seller or any of its Subsidiaries is required by Law or required pursuant to legal or regulatory process to disclose; provided, that, in the event of any disclosure in accordance with the foregoing clauses (ii) or (iii), Seller and its Affiliates shall use commercially reasonable efforts to obtain confidential treatment of any such Confidential Business Information disclosed, and shall promptly notify Purchaser of any such disclosure to the extent permitted under applicable Law. For the avoidance of doubt, the obligations set forth on this Section 5.3(c) shall in no way apply to the Retained Business.
Section 5.4    Access to Information. (a) Seller shall afford to Purchaser reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law (including, for the avoidance of doubt, all applicable Data Protection Laws), in furtherance of the consummation of the Transaction and the other transactions contemplated hereby and in accordance with the procedures established by Seller, during the period prior to the Closing, to the facilities, properties, books, Contracts, records and personnel of the Seller and Transferred Entities; provided, that prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Transferred Leased Property or any other property of Seller, the Transferred Entities or any of their respective Affiliates, without prior written permission of Seller, which shall not be unreasonably withheld, conditioned or delayed.
(b)    Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business (or any other business of Seller or any of its Affiliates) and in a manner that complies with all applicable Laws (including, for the avoidance of doubt, all applicable Data Protection Laws), and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business (except for the employees set forth on Schedule 5.4(b)) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, in the reasonable judgment of Seller, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws. Purchaser agrees that it will only process Personal Data provided to it by Seller or any of its Affiliates in accordance with all applicable Data Protection Laws (provided, however, that Seller and its Affiliates are solely responsible for informing Purchaser of the Data Protection Obligations that apply to such Personal Data, and implementing any contractual language required by Data Protection Laws, each prior to any disclosure of Personal Data under this Section 5.4(b)) and implement and maintain at all times appropriate technical and organizational measures designed to protect such Personal Data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, Purchaser agrees to provide commercially reasonable assistance to Seller in respect of any of Seller’s or its Affiliates’ obligations under applicable Data Protection Laws affecting the disclosure of such Personal Data to Purchaser and will not knowingly process such Personal Data in such a way to cause Seller or any of its Affiliates to violate any of its or their obligations under any applicable Data Protection Laws.
(c)    At and after the Closing (except to the extent relating to Tax matters (access, cooperation and procedures with respect to which are governed exclusively by Article VI)), Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable written notice, consistent with applicable Law (including, for the avoidance of doubt, all applicable Data Protection Laws), in furtherance of the consummation of the Transaction and the other transactions contemplated hereby and in accordance with the procedures established by Purchaser, access to the properties, books, Contracts, records and employees of the Business and the Transferred Entities to the extent that such access may be reasonably requested by Seller, including in connection with financial statements, reporting obligations, defense of claims and compliance with applicable Laws.
(d)    Except for Tax Returns and other documents governed by Article VI, Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.
(e)    At and after the Closing (except to the extent relating to Tax matters (access, cooperation and procedures with respect to which are governed exclusively by Article VI)), solely with respect to the Business and to the extent such information was not transferred to a Transferred Entity pursuant to the Pre-Closing Reorganization Transactions, Seller shall, and shall cause its Affiliates to, afford Purchaser, its Affiliates and their respective Representatives, during normal business hours, upon reasonable written notice, consistent with applicable Law (including, for the avoidance of doubt, all applicable Data Protection Laws), in furtherance of the consummation of the Transaction and the other transactions contemplated hereby and in accordance with the procedures established by Seller, access to the properties, books, Contracts, records and employees of Seller to the extent that such access may be reasonably requested by Purchaser, including in connection with financial statements, reporting obligations, defense of claims and compliance with applicable Laws.
Section 5.5    Publicity. No party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided, that, without prior consent of the other party, each party hereto or any of its Affiliates or Representatives may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution pursuant to this Section 5.5.
Section 5.6    Employee Matters.

(a)    Compensation and Benefit Continuation. The Seller and its Affiliates will take such action as is necessary such that, as of the Closing, the Business Employees other than the Inactive Employees (as defined below in Section 5.6(b)) and Transferred Entities cease participation in each Benefit Plan that is not a Transferred Entity Benefit Plan. The Seller and its Affiliates will retain all Liabilities under each Seller Benefit Plan, whenever incurred, and all Liabilities under each Transferred Entity Benefit Plan incurred on or prior to the Closing Date.
(b)    Inactive Employees. Notwithstanding anything to the contrary contained herein, all Business Employees who are, as of immediately prior to the Closing not actively employed due to an approved leave of absence with an expected return to work date that is more than six (6) months after the start of such leave of absence (“Inactive Employees”) shall not be employed by any of the Transferred Entities as of the date of Closing, provided, however, that

Purchaser or its Subsidiaries shall, at least ten (10) business days prior to the Closing, make offers of employment (consistent with the terms of Section 5.6(d) hereof for active Business Employees) to be employed by one of the Transferred Entities (or another Subsidiary or Affiliate of Purchaser) to all such Inactive Employees contingent upon the Closing and such Inactive Employees being able to return to full-time active status within six (6) months following the Closing. Notwithstanding any other provisions of this Agreement, Purchaser shall have no obligation with respect to any Inactive Employee who does not accept such an offer of employment or begin work pursuant to such offer letter within six (6) months following the Closing. Additionally, notwithstanding any other provision of this Agreement, Purchaser and its Subsidiaries shall have no obligations whatsoever regarding any Inactive Employee prior to the date such Inactive Employee begins work pursuant to such offer letter following the Closing.
(c)    [Reserved].
(d)    Offers to Certain Business Employees. No later than ten (10) business days prior to the Closing Date, Purchaser shall or shall cause one of its Subsidiaries to, make a written offer of employment (i) consistent with the requirements of this Section 5.6 and applicable Law, and (ii) in a position that is substantially comparable to such individual’s position immediately prior to the time of offer to each Business Employee listed on Section 5.6(d) of the Seller Disclosure Schedules (each an “Offer Employee”).
(e)    With respect to (i) each Business Employee who is employed by one of the Transferred Entities (or another Subsidiary or Affiliate of Purchaser) following the Closing and (ii) each Offer Employee who accepts an offer of employment with Purchaser or its Subsidiaries (in the case of (i) or (ii), a “Continuing Employee”), Purchaser shall maintain, for the longer of (A) the twelve (12) month period following the Closing, and (B) the applicable period required by local Law (such period, the “Continuation Period”), (1) the same wage rate or salary in effect for such employee immediately prior to the Closing, (2) target cash bonus opportunities (excluding equity-based compensation, retention or transaction bonus plans) that are substantially similar in the aggregate to those provided by the Seller prior to the Closing, (3) and other employee benefits not expressly covered in the foregoing (1) and (2), excluding any equity-based compensation, retention or transaction bonus plans, that are substantially similar, in the aggregate, to those provided by the Seller immediately prior to the Closing but excluding any grandfathered or closed plans. Notwithstanding the foregoing, nothing herein shall be interpreted as, nor shall it, require Purchaser to employ any Business Employee for any period of time after Closing.
(f)    Service Credit. As of and after the Closing, Purchaser shall provide to each Business Employee credit for the length of service with Seller and its Affiliates (and their predecessors) and credit under each employee benefit plan, policy or arrangement and each seniority-based entitlement (including vacation sick time, paid time off leave and severance policies), sponsored by the Purchaser or any of its Affiliates in each case, in which Business Employees participate (excluding any such employee benefit plans that are equity-based, frozen or grandfathered as of the Closing) as of the Closing for purposes of any waiting period, vesting, eligibility and benefit entitlement; provided that such service shall not be credited for purposes of benefit accrual under any defined benefit pension plan or other plan providing for post-employment benefits, or for purposes of eligibility for retirement vesting under the equity incentive plans of the Purchaser and its Affiliates; provided, further, that such service shall not be credited to the extent such credit would result in any duplication of compensation or benefits.

(g)    Health and Welfare Coverages. Purchaser shall use commercially reasonable efforts to cause each Continuing Employee (and his or her “eligible dependents,” as defined in the Seller Benefit Plans) to be covered as soon as reasonably practicable following the Closing by a group health plan or plans and dental, vision, and life insurance plans that (i) comply with the provisions of Section 5.6(a), (ii) do not limit or exclude coverage on the basis of any pre-existing condition of such Continuing Employee or dependent (other than any limitation already in effect under the applicable group health Seller Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan, and (iii) provide each Continuing Employee full credit, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Continuing Employee under the applicable group health Seller Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Seller Benefit Plan or Purchaser’s group health plans subject in each case to the Seller providing adequate data to the Purchaser, in a format reasonably acceptable and agreed to by Seller and the Purchaser.
(h)    Severance. With respect to each Business Employee whose employment is terminated without cause (as defined in Section 5.6(h) of the Seller Disclosure Schedules) during the Continuation Period, Purchaser shall provide the severance benefits described in Section 5.6(h) of the Seller Disclosure Schedules, and the amount of such severance benefits shall be calculated taking into account the Business Employee’s period of employment with Seller and its Affiliates (and their predecessors) prior to the Closing and with Purchaser or its Affiliates on and after the Closing; provided, however that this Section 5.6(h) shall not apply with respect to any Business Employee for whom 100% of compensation and benefits are billed directly to a customer, and further provided that, for the avoidance of doubt, Purchaser shall have no obligation to provide severance benefits with respect to Inactive Employees who do not perform work for one of the Transferred Entities (or another Subsidiary or Affiliate of Purchaser) following the Closing.
(i)    WARN and Corresponding State Laws. Purchaser shall be solely responsible for the obligation to provide appropriate notices under WARN, with respect to any Business Employee who suffers an “employment loss” under WARN after the Closing Date solely as a result of the actions of Purchaser or any of its Affiliates. Seller and/or its Affiliates shall retain this Liability for any such actions occurring on or before the Closing Date. Seller shall reasonably cooperate and assist (or cause its Affiliates to reasonably cooperate) Purchaser in providing WARN notices, to the extent providing such notices are required by Law.
(j)    401(k) Plan. As soon as reasonably practicable after the Closing, Purchaser shall cause each Continuing Employee who both (i) as of immediately prior to the Closing, was eligible to participate in a Seller Benefit Plan that is a U.S. tax-qualified defined contribution plan (collectively, the “Seller 401(k) Plans”) and (ii) as of immediately prior to the Closing is not a participant in a Transferred Entity Benefit Plan that is a U.S. tax-qualified defined contribution plan, to be eligible to participate in Purchaser’s U.S. tax-qualified defined contribution plan (the “Purchaser 401(k) Plan”). Purchaser shall cause the Purchaser 401(k) Plan to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) of Continuing Employees from the Seller 401(k) Plans (including the loans and related notes).
(k)    Deferred Compensation. Seller shall be solely responsible for the payment of the account balances held by each Offer Employee in the VSE Corporation Deferred

Supplemental Compensation Plan (the “Deferred Compensation Plan”) (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts). Seller shall retain the Liability for all such amounts paid to the Offer Employees from the Deferred Compensation Plan.
(l)    New Transferred Entity Benefit Plans. To the extent requested by Purchaser within sufficient time prior to Closing, Seller shall, prior to Closing, use commercially reasonable efforts to cause the Company to establish and sponsor a qualified defined contribution plan and health and welfare benefits (which may include establishing a voluntary employees’ beneficiary association (VEBA) trust, within the meaning of Section 501(c)(9) of the Code (the “New VEBA”)), to provide benefit plan coverage to Continuing Employees, effective as of the Closing Date. To the extent that, as of the Closing, any fringe reserve attributable to Continuing Employees who are Service Contract Act employees exists and is an obligation of the Company (the “Closing Fringe Reserve”), (i) an amount equal to the Closing Fringe Reserve will be reflected as a current liability in the calculation of the Closing Working Capital, and (ii) Seller will cause a cash amount equal to the Closing Fringe Reserve to be reflected as a current asset in the calculation of the Closing Working Capital and either (x) transferred to the general assets of the Company or (y) contributed in cash to the New VEBA, if established.
(m)    No Third-Party Rights. Without limiting Section 10.4, this Section 5.6 will not create any third-party beneficiary rights, express or implied, and will not be enforceable by any current or former employee, union representative, or any spouse, dependent or beneficiary of any current or former employee, or any other Person who is not a party to this Agreement. This Section 5.6 will not be deemed to be an establishment of or amendment to any employee benefit plan. No term of this Agreement will be deemed to create any Contract with any employee or to give any employee the right to be retained in the employment of Seller or any of its Affiliates, or, after the Closing, Purchaser or any of its Affiliates, or to interfere with the rights of Seller or any of its Affiliates or, after the Closing, Purchaser or any of its Affiliates, to terminate the employment of any employee at any time or for any reason.
Section 5.7    [Intentionally Omitted]
.
Section 5.8    Names Following Closing.
(a)    Neither Purchaser nor any of its Affiliates (including the Transferred Entities) shall acquire any rights in, or use, or have the right to use, the “VSE,” or “VSE Corporation” names or any variations or derivatives thereof or any trademarks or logos of Seller or any of its Affiliates containing “VSE,” “VSE Corporation” or “Wheeler” (the “Names”), or any name that, in the reasonable judgment of Seller, is similar to the Names, except as provided in Section 5.8(b).
(b)    The Company may continue to temporarily use the Names following the Closing, to the extent and in the same manner as used immediately prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates (including the Business), to (i) immediately after the Closing cease to hold itself out as having any affiliation with Seller or any of its Affiliates and (ii) use commercially reasonable efforts to minimize and eliminate use of the Names by the Business from and after the Closing; provided, that as soon as practicable after the Closing Date, and in any event by the later of (x) December 31, 2023 or (y) ninety (90) days from the Closing

Date, Purchaser shall, and shall cause each of its Affiliates (including the Transferred Entities), to (A) cease and discontinue use of all Names and (B) complete the removal of the Names from all products, signage, vehicles, properties, technical information and promotional or other marketing materials and other assets; provided, further, that (a) products of the Business in finished goods inventory (to the extent the same bear any of the Names or any corporate symbol or logo related thereto on the Closing Date) may be disposed of without remarking in the ordinary course of business for a period of six (6) months following the Closing or until the supply is exhausted, whichever is the first to occur, and (b) notwithstanding anything to the contrary, nothing in this Section 5.8(b) shall preclude Purchaser or its Affiliates from (X) describing the historical relationship of the Transferred Entities with the Seller or its Subsidiaries or (Y) complying with its obligations under Section 2.9 or Schedule 2.
Section 5.9    Insurance. From and after the Closing Date, the Business, the Transferred Entities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs. Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.9; provided, that, Seller shall not amend its policies in a manner that would be adverse to any existing claims of the Business as of the Closing Date without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Transferred Entities, and the operations and assets and Liabilities in respect thereof. At the Closing, Purchaser agrees to take over and assume all the known and incurred but not reported claims in respect of the Business, the Transferred Entities, and the operations and assets and Liabilities in respect thereof, solely to the extent arising from or after the Closing. Seller agrees to use commercially reasonable efforts to assist Purchaser and the Transferred Entities in exercising any rights or claims of, or in respect of, the Business, the Transferred Entities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.

Section 5.10    Post-Closing Support. In the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding by or against a third party in connection with or relating to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Transferred Entities, Purchaser shall, and shall cause its Affiliates (and its and their officers and employees and Representatives) to, reasonably cooperate with Seller and its counsel (at Seller’s sole cost and expense) in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that, nothing herein shall require Purchaser or its Affiliates to disclose any privileged information. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Seller shall retain full control of prosecuting, contesting, defending, compromising, settling or taking any other action related to or in connection with any Proceeding by or against a third party related to any Retained Businesses, whether arising before or after the Closing, and neither Purchaser nor its Affiliates shall have any rights in connection therewith; and further, Seller shall retain full responsibility, including any damages, attorneys’ fees, costs, sanctions, penalties, or other liabilities, obligations, or responsibilities arising from or relating to any such Proceeding by or against a third party related to any Retained Businesses, whether arising before or after the Closing, and neither Purchaser nor its Affiliates shall have any liabilities, obligations, or responsibilities in connection therewith.

Section 5.11    Export Control Authorizations. The parties hereto acknowledge that certain Export Control Authorizations may be required by the Company to lawfully operate the Business after the Closing. The Company shall be solely responsible for obtaining, amending, or providing notices with respect to such Export Control Authorizations as may be necessary after the Closing. Without limitation to the foregoing, Purchaser shall cause the Company to submit a “Material Change Notification” to the Directorate of Defense Trade Controls within five (5) days of the Closing to the extent required pursuant to International Traffic in Arms Regulations § 122.4(a).
Section 5.12    Payments from Third Parties.
(a)    Seller shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Purchaser (or Purchaser’s designated Affiliate) any monies or checks that are in respect of the Business that have been delivered to Seller or any of its Subsidiaries following the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of the Business and (ii) promptly reimburse Purchaser (or its designated Affiliates) for any amounts paid by Purchaser (or its designated Affiliates) to the extent such payments are or are in respect of the Retained Business.
(b)    Purchaser shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates after the Closing to the extent such monies or checks are in respect of the Retained Business and (ii) promptly reimburse Seller (or its designated Affiliates) for any amounts paid by Seller to the extent such payments are or are in respect of the Business.
Section 5.13    Novation of Government Contracts; Subcontracting Agreements; Purchaser Approvals. Notwithstanding anything to the contrary in this Agreement:
(a)    Promptly, and as soon as reasonably practicable following the date hereof (with Seller using commercially reasonable efforts to complete within 20 Business Days), Seller shall transfer and assign to the Company each of the Contracts set forth on Section 5.13(a) of the Seller Disclosure Schedules (the “Assigned Contracts”). The parties hereto acknowledge that the Closing may occur prior to completion of the process required to novate all of the Assigned Contracts under 48 CFR 42.1204. This Agreement shall not constitute an agreement to transfer any Assigned Contract if an attempted transfer thereof, without the Approval of a Governmental Entity, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Seller or any of its Affiliates thereunder, including each Assigned Contract listed on Section 5.13(a) of the Seller Disclosure Schedules (each such listed Assigned Contract, a “Specified Contract”). Any such Specified Contract shall be transferred to the Purchaser in accordance with the following provisions of this Section 5.13 and notwithstanding any failure to transfer the Specified Contracts at the Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VII.
(b)    From and after the Closing and until the receipt of all Approvals required to effect the transfer of each Specified Contract (the “Specified Contract Assignments”) in accordance with this Section 5.13(b) (the “Final Transition Time”): (i) in each case pursuant to and in accordance with the terms of the Subcontract Agreement Pending Novation, (A) the Company (or one of its Subsidiaries) shall, as a subcontractor of the Seller, perform Seller’s obligations under the Specified Contracts to the maximum extent permitted under the terms of such Specified Contracts, and (B) to the extent the Company (or one of its Subsidiaries) cannot perform the Seller’s obligations as a subcontractor under the specified Contracts as provided in clause (A), the Company (or one of its Subsidiaries) shall second necessary employees to the Seller; and (ii) the parties hereto shall, subject to applicable Law, use commercially reasonable efforts to obtain the required Approvals and complete novation of the Specified Contracts from Seller to the Company in accordance with 48 CFR 42.1204. The parties hereto shall, as promptly as reasonably practicable, effect the Specified Contract Assignments. Subject to and without limiting Section 5.1 in any respect, from and after the date hereof, the parties hereto shall, subject to applicable Law, use their respective commercially reasonable efforts to obtain the Approval of any Governmental Entity or, subject to Section 5.1(e), any other third party, as applicable, in each case, required in respect of the subcontracting arrangements contemplated by the Subcontract Agreement Pending Novation as promptly as practicable.
Section 5.14    Shared Contracts.
(a)    Seller and Purchaser acknowledge that Seller and/or its Subsidiaries are parties to certain vendor or supply Contracts (collectively, the “Shared Contracts”) that relate in part to both (i) the operations or conduct of the Business and (ii) the operations or conduct of the Retained Businesses. Such Shared Contracts are set forth on Schedule 5.14. Subject to applicable Law, unless Seller or its applicable Subsidiary and Purchaser otherwise agree or the benefits of any Shared Contract described in this Section 5.14(a) are otherwise expressly conveyed to the applicable party pursuant to this Agreement or any other Transaction Document, Seller or its applicable Subsidiary and Purchaser shall cooperate with each other and use their respective commercially reasonable efforts prior to the Closing to cause each Shared Contract (other than any Shared Contract that is immaterial to the Business) to be apportioned (including by using their respective commercially reasonable efforts to obtain the Approval of such counterparty to enter into a new contract or amendment, or splitting or assigning in relevant part such Shared Contract), effective as of the Closing, between Seller or its applicable Subsidiary and the Company, pursuant to which Seller or its applicable Subsidiary will assume all of the rights and obligations under such Shared Contract to the extent relating to the Retained Businesses, on the one hand, and the Company will assume all of the rights and obligations under such Shared Contract to the extent relating to the Business, on the other hand and use their commercially reasonable efforts to, as soon as practicable, terminate the Purchaser or Company portion of such Shared Contract and to enter into a new Contract with the Company in respect of such portion, such new Contract (a “Replacement Contract”) being effective as of the Closing Date and limited to the Business but otherwise on substantially similar terms to those that existed under the applicable Shared Contract or on terms that are at least no less favorable than current market terms offered by such counterparty to the Shared Contract. To the extent a Replacement Contract has not been concluded for a Shared Contract prior to the Closing Date, the Seller and the Purchaser shall, in good faith, enter into a subcontract or sublicensing arrangement for the Business to continue to receive such services until the earlier of (x) the natural expiration of such Contract but not to exceed six (6) months from the Closing Date or (y) the Company’s entry into a Replacement Contract. From and after the Closing, (1) the Purchaser or the Company shall reimburse, indemnify and hold harmless Seller and its Subsidiaries against all Covered Losses arising from or relating to the portion of any Shared Contract apportioned to the Business, (2) the Seller shall reimburse, indemnify and hold harmless Purchaser and its Subsidiaries (including the Company) against all Covered Losses arising from or relating to the portion of any Shared Contract apportioned to the Retained Business and (3) Seller and its Affiliates shall not amend the terms of any Shared Contract in a manner that would materially and adversely affect the Business without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).

(b)    Notwithstanding anything in this Agreement to the contrary, any apportionment to Purchaser of any Shared Contract that shall require Approval of a third party shall be made subject to such Approval being obtained, and Seller and its Subsidiaries shall not be required to agree to any arrangement or take any action in connection with the matters contemplated by Section 5.14(a) that would (i) constitute a breach or other contravention in respect of any Shared Contract, (ii) be ineffective, void or voidable, or (iii) adversely affect the contractual rights of Seller or its Subsidiaries or any of their respective officers, directors, agents or Affiliates. If any such third-party Approval referred to in this Section 5.14 is not obtained prior to Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VII.
(c)    The Seller shall, and shall cause its Affiliates to following the Closing Date, provide access to Purchaser to all relevant books, records and other documents and information in relation to the Purchaser or Company portion of any Shared Contract as the Purchaser may reasonably require.
(d)    Solely to the extent related to the Business, Seller shall promptly forward to Purchaser a copy of all correspondence, notice or any other document or items received, or sent, with respect to the Shared Contract; provided, that, for the avoidance of doubt, Purchaser and its Affiliates may not contact any counterparty to a Shared Contract or any of such counterparty’s Affiliates without the prior written consent of the Seller (including review of any documentation or information proposed to be sent to such counterparty).
(e)    Upon the entry into a Replacement Contract for any Shared Contract, any contractual arrangements between the parties hereto in accordance with Section 5.14(a), if any, shall automatically terminate or be discontinued, as the case may be and (i) Seller and its Affiliates shall owe no further obligations to Purchaser or its Affiliates with respect thereto and (ii) Purchaser and its Affiliates shall owe no further obligations to Seller or its Affiliates with respect thereto.
Section 5.15    Title Commitments; Surveys.
(a)    Purchaser shall have the right to order, at its sole cost and expense, a title commitment for the Transferred Owned Real Property (“Commitment”) from a title insurance company selected by Purchaser sufficient in form to allow Purchaser to obtain, at Purchaser’s sole cost and expense, an owner’s title insurance policy (“Title Insurance Policies”) insuring the fee simple interest in the Transferred Owned Real Property. The Seller shall, and shall cause the Transferred Entities to, deliver any information as may be reasonably and customarily required by the title company under the requirements section of each Commitment or otherwise in connection with the issuance of the final Title Insurance Policies. The Transferred Entities agree to provide a commercially reasonable affidavit of title and/or such other reasonable information as the title company may reasonably require in order for the title company to delete the mechanics’ lien and parties in possession exceptions and to insure over the gap (i.e., the period of time between the effective date of the title company’s last bringdown of title to such Transferred Owned Real Property and the Closing Date) and to use commercially reasonable efforts to cause the title company to delete all standard exceptions from the final Title Insurance Policies.
(b)    In addition, Purchaser shall have the right to order a survey for each Transferred Owned Real Property (“Surveys”), at its sole cost and expense. Seller shall, and shall cause the Transferred Entities to, agree to deliver to Purchaser any information reasonably and customarily required to obtain the Surveys.
Section 5.16    R&W Insurance Policy. Prior to or concurrently with the execution of this Agreement, Purchaser shall cause to be bound and incepted a representations and warranties insurance policy (a copy of which Purchaser shall have provided Seller prior to the execution thereof) (the “R&W Insurance Policy”). Purchaser will use commercially reasonable efforts to comply with all terms of such binder agreement to cause the proper and timely issuance of the R&W Insurance Policy. Purchaser, on the one hand, and Seller on the other hand, shall each timely pay, or cause to be paid, 50% of the premium and other costs required for issuance of the R&W Insurance Policy. Purchaser will use commercially reasonable efforts to, and to cause each of its applicable insurance brokers and insurers to, take reasonable actions necessary for the R&W Insurance Policy to be issued to Purchaser as soon as practicable after Closing. Following issuance of the R&W Insurance Policy, Purchaser agrees to use commercially reasonable efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Upon its final issuance, Purchaser shall deliver a copy of the R&W Insurance Policy to Seller. The parties hereto acknowledge that Purchaser obtaining the R&W Insurance Policy is a material inducement to Seller entering into the transactions contemplated by this Agreement, and Seller is relying on Purchaser’s covenants and obligations set forth in this Section 5.16. The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates, or any former shareholders, managers, members, directors, officers and employees of any of the foregoing with respect to any claim made by any insured thereunder. Purchaser shall not waive, amend, modify or otherwise alter or revise any provision in the R&W Insurance Policy or consent to the waiver, amendment, modification, alteration or other revision thereof, in each case that would adversely affect Seller's protections against subrogation for itself or its past, present or future Affiliates or its or their respective past, present or future shareholders, managers, members, directors, officers, employees, agents, attorneys and representatives (or the functional equivalent of any such provision), without Seller’s prior written consent, which Seller may grant or withhold in its sole discretion.
Section 5.17    Termination of Intercompany Balances and Intercompany Agreements. Immediately prior to the Closing (or prior thereto, if so determined by Seller), all intercompany balances and accounts (other than intercompany balances and accounts set forth in Section 5.17 of the Seller Disclosure Schedules) between the Seller and any of its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its sole discretion (including, if so determined by Seller or any of its Affiliates removing from any Transferred Entity any or all Cash Amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise); provided, that, no such settlement or elimination will result in a Liability to any Transferred Entity following the Closing. Intercompany balances and accounts solely among any of the Transferred Entities shall not be affected by the above provisions of this Section 5.17. Immediately prior to the Closing (or prior thereto, if so determined by Seller), except for the Transaction Documents to be entered into in connection with this Agreement and any arrangements, understandings or Contracts set forth in Section 5.17 of the Seller Disclosure Schedules, all Intercompany Agreements shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.

Section 5.18    Directors’ and Officers’ Indemnification.
(a)    For a period of six (6) years from and after the Closing, Purchaser shall cause each of the Transferred Entities to indemnify, defend and hold harmless, and advance expenses as incurred, in each case to the fullest extent permitted under applicable Law (and to the extent the organizational documents of the Transferred Entities as of Closing provide therefor or under any applicable Contracts between a Transferred Entity and such D&O Indemnified Party which are set forth on Schedule 5.18), each present and former manager, director and officer of the Transferred Entities (each, a “D&O Indemnified Party”) against any Covered Losses incurred in connection with any pending or completed Proceeding, whether civil, criminal, administrative or investigative, based on, arising out of or related to such D&O Indemnified Parties’ service as a manager, director or officer of the Transferred Entities at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (a “D&O Indemnifiable Claim”).
(b)    The obligations of Purchaser under this Section 5.18 shall not be terminated or modified in such a manner as to adversely affect in any material respect any D&O Indemnified Party without the express written consent of such affected D&O Indemnified Party. The rights of the D&O Indemnified Parties under this Section 5.18 shall be in addition to any rights such D&O Indemnified Parties may have under the organizational documents of the Transferred Entities, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any D&O Indemnified Party as provided in the organizational documents of the Transferred Entities or any indemnification agreement between such D&O Indemnified Party which has been disclosed on Schedule 5.18 and the Transferred Entities shall survive the Closing and shall not be terminated, amended, repealed or otherwise modified in any manner that would adversely affect in any material respect any right thereunder of any such D&O Indemnified Party without the consent of such D&O Indemnified Party and each Person entitled to insurance coverage under this Section 5.18, respectively, and his or her heirs and legal representatives.
(c)    At the Closing, Seller shall, or shall cause the Transferred Entities to, at Seller’s expense, obtain and fully pay the premium for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of six (6) years from the Closing Date from an insurance carrier with the same or better financial-strength rating as the Seller’s current insurance carrier with respect to directors’ and officers’ liability insurance on terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate to the D&O Indemnified Parties as the Seller’s existing policies with respect to matters existing or occurring at or prior to the Closing Date.
Section 5.19    Misallocated Assets.
(a)    If, at any time within twelve (12) months following the Closing, any right, property or asset not forming part of the Business, is found to have been transferred to the Company or its Affiliates (including any Transferred Entities) in error, either directly or indirectly, Purchaser shall transfer, or shall cause its Affiliates (including the Transferred Entities) to transfer, at Purchaser’s sole cost and expense (including payment of all Transfer Taxes) and for no additional consideration, such right, property or asset as soon as practicable to the Seller.

(b)    If, at any time within twelve (12) months following the Closing, any right, property or asset forming part of the Business, is found to have been retained by Seller in error, either directly or indirectly, Seller shall transfer, or shall cause the Seller to transfer, at Seller’s sole cost and expense (including payment of all Transfer Taxes) and for no additional consideration, such right, property or asset as soon as practicable to a Transferred Entity, indicated by Purchaser in writing.
Section 5.20    Pre-Closing Reorganization Transaction. From and after the date hereof, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to consummate the Pre-Closing Reorganization Transactions as promptly as is reasonably practicable.
Section 5.21    Transition Services. Prior to the Closing, Purchaser and Seller shall, if reasonably necessary for the operations of the Seller or the Business following the Closing, negotiate in good faith and enter into a transition services agreement effective as of the Closing. Such transition services agreement shall include the services that are reasonably required to operate in the ordinary course of business consistent with past practice following the Closing (a) the Business and/or (b) the Seller’s Retained Businesses, in each case that have been historically provided to each respective business from the other during the twelve (12)-month period prior to the Closing Date, in the ordinary course of business consistent with past practice, and such services shall be provided on an at-cost basis and on terms and conditions consistent with the level of such services provided and costs charged by each respective business to the other during the twelve (12)-month period prior to the Closing Date.
Section 5.22    Financing Obligations. Purchaser shall not, without the prior written consent of Seller, (a) permit any amendment or modification to, or any waiver of any provision or remedy under, the Equity Commitment Letter, if such amendment, modification, waiver or remedy could reasonably be expected to (i) add new (or adversely modify any existing) conditions to the consummation of all or any portion the Equity Financing, (ii) reduce the aggregate amount of the Equity Financing, (iii) adversely affect the ability of Purchaser to enforce its rights against other parties to the Equity Commitment Letter or (iv) prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (b) cause the Equity Commitment Letter to lapse, or otherwise terminate the Equity Commitment Letter, prior to the earlier to occur of the Closing and the expiration of such Equity Commitment Letter in accordance with its terms.
Section 5.23    Financing Cooperation.
(a)    From the date of this Agreement until the Closing Date, Seller shall, and shall cause the Company and its and their respective and appropriate directors, officers, employees, and advisers, to provide to the Purchaser such assistance and cooperation as is reasonably requested by the Purchaser and as is customary in relation to the financing arrangements to be entered into by the Purchaser in connection with the transactions contemplated under this Agreement (the “Debt Financing”). Such assistance and cooperation may include (A) making appropriate directors, officers and employees of the Company available for participation in a reasonable number of meetings, conference calls, due diligence sessions, and rating agency presentations with providers of the Debt Financing; (B) reasonably cooperating with the Purchaser in its preparation of marketing materials in connection with such Debt Financing; (C) assisting in the preparation of a customary bank information memorandum, offering memorandum, lender presentation, investor presentation, marketing materials and similar marketing and syndication documents, customary materials for rating agency presentations, and customary authorization letters (and execute such authorization letters); (D) preparing and furnishing Purchaser with reasonable and customary historical financial and other pertinent business information regarding the Company as may be reasonably requested in writing by Purchaser, for use in connection with the Debt Financing and providing reasonable assistance to the Purchaser’s preparation of pro forma financial information and projections; provided, that, for the avoidance of doubt, the information described in this clause (D) shall not include, and Purchaser shall be solely responsible for, the actual preparation of pro forma financial information; (E) furnishing Purchaser with all documentation and other information regarding the Company required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; (F) facilitating the pledging of collateral for the Debt Financing (including delivering original stock certificates and original stock powers), including executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents, original stock certificates and customary closing certificates and documents (in each case, subject to and only effective upon the occurrence of the Closing Date), including assisting in preparing any schedules thereto as may be reasonably requested by Purchaser; and (G) reasonably cooperating with Purchaser’s legal counsel in connection with customary legal opinions required of Purchaser in connection with the Debt Financing (it being understood and agreed that the Company (and its legal counsel) shall not be required to deliver any legal opinions in connection with the Debt Financing). Seller consents to the customary and reasonable use of the logos in respect of the Company solely in connection with any such Debt Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Seller or the reputation or goodwill of Seller. Purchaser acknowledges and agrees that neither the Seller, the Company nor any of their respective Affiliates or representatives shall incur any liability to any Person prior to the Closing under or in connection with the Debt Financing that is not simultaneously reimbursed by Purchaser at or prior to the Closing.
(b)    Notwithstanding anything to the contrary in this Agreement, (1) nothing in Section 5.23 shall require cooperation to the extent it would (i) subject the Seller or any of its Affiliates or Representatives to any actual or potential personal liability (provided that this clause shall not limit cooperation with respect to any customary authorization letters described in clause (a) above), (ii) unreasonably interfere with the business or operations of the Seller or the Company, (iii) reasonably be expected to conflict with, or violate, the Seller’s certificate of formation, operating agreement or any organizational documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any material Contract to which the Seller or any of its Affiliates is a party, in each case, as in effect on the date hereof, (iv) cause any representation, warranty, covenant or other obligation in this Agreement or any Transaction Document to be breached or any closing condition to fail to be satisfied, or (v) require the Seller to agree to (A) pay or pay any fees or reimburse any expenses or make any other payment in connection with any financing which are not reimbursed or indemnified hereunder, or (B) give any indemnities or incur any liabilities in connection with any financing or any information utilized in connection therewith. Neither the Seller, the Company or any of their respective Affiliates and Representatives shall have any liability to the Purchaser in respect of any financial information or data or other information provided pursuant to this Section 5.23.
Section 5.24    Non-Competition; Non-Solicitation; Non-Disparagement.
(a)    For a period of three (3) years from the Closing Date, each of Seller and its Affiliates agrees that, without the prior written consent of Purchaser, it will not, and will cause its Affiliates not to, directly or indirectly (whether by itself, through an Affiliate in partnership or conjunction with or as a manager, member, owner, consultant or agent of, any other Person or otherwise), engage in any business in competition with the Business as conducted on the Closing Date (a “Competing Business”); provided, however, that nothing in this Section 5.24(a) shall be deemed to limit in any way or preclude Seller or its Affiliates from owning securities of any entity engaged in any Competing Business which has outstanding publicly traded securities, so long as Person’s direct holdings in any such entity shall not in the aggregate constitute more than five percent (5.0%) of the voting power of such entity. The Purchaser acknowledges and agrees that (i) the business and operations of VSE Aviation, Inc. and/or Wheeler Fleet Solutions, Co and their respective Subsidiaries, as currently operated as of the date of this Agreement, including the distribution of aircraft parts and maintenance repair and overhaul, are expressly excluded from the Business and not considered a Competing Business and (ii) that nothing in this Section 5.24(a) shall be deemed to limit in any way or preclude Seller or any of its Affiliates from (A) performing component and accessory maintenance repair and overhaul to support military aircraft customers that is similar in nature and scope to existing operations of Seller (which may include performing maintenance, repair and overhaul for products, parts or components for military aircraft that Seller or any of its Affiliates currently does not service as long as such maintenance, repair and overhaul is similar in nature to existing operations of Seller) and (B) distributing products, parts or components for military aircraft to the extent Seller currently engages in such distribution as part of its Retained Businesses (which may include distributing products, parts or components for military aircraft that Seller or any of its Affiliates does not currently distribute), and in each case, are expressly excluded from the Business and not considered a Competing Business; provided, that, notwithstanding the foregoing (i) and (ii), the parties hereto agree that platform level maintenance, repair and operations are specifically excluded from the foregoing (i) and (ii).
(b)    For a period of three (3) years from the Closing Date, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, directly or indirectly (whether through an Affiliate in partnership or conjunction with or as a manager, member, owner, consultant or agent of, any other Person or otherwise), solicit or hire or employ or seek to entice away from Purchaser or the Transferred Entities for employment, any employee of Purchaser or its Transferred Entities who was an employee as of the Closing (“Covered Employee”); provided that (i) neither Seller nor any of its Affiliates will be deemed to have solicited any such Covered Employee who responds to any general media advertisement or job posting placed by or on behalf of Seller or any of its Affiliates prior to any direct or indirect solicitation by Seller or any of its Affiliates, and (ii) neither Seller nor any of its Affiliates may solicit any such Covered Employee whose employment has been terminated by Purchaser or its Subsidiaries not less than one (1) year prior to any direct or indirect solicitation by Seller or any of its Affiliates.
(c)    Each party hereto agrees that it will not, and will direct each of its Affiliates not to, make, publish, or communicate any disparaging or defamatory comments regarding any other party hereto or their respective Affiliates, or their respective current or former directors, officers, employees or owners. This Section shall not be violated by truthful statements in connection with litigation or other legal process, required governmental testimony or filings or administrative or arbitral proceedings (including oral questions or requests for information or documents in any proceeding, interrogatory, subpoena, civil investigative demand or similar process) or in connection with any stock exchange rules or financing reporting required pursuant to applicable Law.

(d)    In the event that any of the covenants contained in this Section 5.24 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of being too extensive in any other respect, the covenants contained in this Section 5.24 shall be interpreted to extend only over the longest period of time for which they may be enforceable, and/or over the largest geographical area as to which they may be enforceable and/or to the maximum extent in all other aspects as to which they may be enforceable, all as determined by such court in such action.
Section 5.25    Specified Matters. Seller shall, and shall cause the Transferred Entities to, take the actions set forth in Section 3 of Exhibit I, subject to the terms and conditions set forth therein.
ARTICLE VI
CERTAIN TAX MATTERS
Section 6.1    Certain Tax Returns.
(a)    Subject to Section 6.9, Seller will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of a Transferred Entity for any taxable period ending on or prior to the Closing Date, regardless of when such Tax Returns are due. Any such Tax Return prepared pursuant to this Section 6.1(a) shall be prepared in a manner consistent with past practice (unless otherwise required by Law or otherwise pursuant to this Agreement). Such Tax Returns shall be submitted by Seller (together with schedules, statements and supporting documentation) to Purchaser at least thirty (30) days prior to the due date thereof (taking into account properly obtained extensions) of such Tax Returns (or such shorter period as reasonable under the circumstances) for Purchaser’s review and comment, such reasonable comments to be incorporated into such Tax Returns as filed.
(b)    Subject to Section 6.9, Purchaser will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of a Transferred Entity for any Straddle Period. Any such Tax Returns prepared pursuant to this Section 6.1(b) shall be prepared in a manner consistent with past practice (unless otherwise required by Law or otherwise pursuant to this Agreement); provided, however, that each such Tax Return of VS2 shall, to the extent a Section 754 Election is not already in effect, reflect a Section 754 Election. Any such Tax Returns prepared pursuant to this Section 6.1(b), shall be submitted by Purchaser (together with schedules, statements and supporting documentation) to Seller at least thirty (30) days prior to the due date thereof (taking into account properly obtained extensions) of such Tax Returns (or such shorter period as reasonable under the circumstances) for Seller’s review and comment, such reasonable comments to be incorporated into such Tax Returns as filed.
Section 6.2    Certain Income Tax Treatment and Apportionment of Taxes(a)    . In the case of Taxes (other than Transfer Taxes) that are payable with respect to any Straddle Tax Period, the portion of any such Tax that is attributable to the portion of the Straddle Tax Period ending on the Closing Date shall be: (i) in the case of income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to another Person (including, without limitation, wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Tax Period ending on the Closing Date if the applicable Transferred Entity filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Tax Period ending on the Closing Date, assuming an interim closing of the books as of the close of business on the Closing Date (and for the avoidance of doubt, with respect to VS2, any such Taxes shall be determined based on a “closing of the books” method (as described in Treasury Regulations Section 1.706-4(a)(3)(iii)(on the basis of the calendar day conventions as described in Treasury Regulations Section 1.706-4(c)(1)(i))); and (ii) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Tax Period. For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Tax Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Tax Period as compared to the number of days in the entire Straddle Tax Period.
Section 6.3    Cooperation and Exchange of Information.
(a)    From and after the Closing, each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party hereto may possess. Notwithstanding anything to the contrary in this Agreement, such cooperation shall not include disclosure of, and neither Purchaser nor any of its Affiliates shall be entitled to any Tax Return (or copy thereof) of Seller or any of its respective Affiliates (other than relating to a Transferred Entity or the Business) or any Seller Consolidated Tax Return. Each party hereto shall make its employees reasonably available upon reasonable prior notice and on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.
(b)    Each party to this Agreement shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) seven (7) years following the due date (without extension) for such Tax Returns. Thereafter, the party hereto holding such Tax Returns or other documents may dispose of them after offering the other party hereto reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense.
Section 6.4    Transfer Taxes. All Transfer Taxes arising from the Transaction shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Notwithstanding the foregoing, Seller shall bear all Pre-Closing Reorganization

Transactions Transfer Taxes and shall timely prepare and file any Tax Returns or other documentation required with respect to such Pre-Closing Reorganization Transactions Transfer Taxes.
Section 6.5    Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Entities, on the one hand, and Seller or any of its Affiliates, on the other hand, are parties, shall terminate, and neither Seller nor any of its Affiliates, on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.
Section 6.6    Certain Tax Proceedings.
(a)    Purchaser shall notify Seller within ten (10) Business Days of receiving notice of a Tax Proceeding relating to a Pre-Closing Tax Period with respect to the Transferred Entities; provided that a failure by Purchaser to give such notice shall not impair or diminish Purchaser’s rights and remedies hereunder except to the extent that such failure has actually and materially prejudiced Seller’s rights with respect to such Tax Proceeding. With respect to any such Tax Proceeding relating solely to a Pre-Closing Tax Period, Seller may choose in its sole discretion (at its expense) to control any such proceeding, subject to Purchaser’s right to participate (at its expense and by employing counsel of its choosing) in such proceeding and Seller shall not compromise or settle any such proceeding without first obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    Except for any Tax Proceedings, Seller chooses to control pursuant to Section 6.6(a), Purchaser shall control all Tax Proceedings with respect to the Transferred Entities.
Section 6.7    Purchaser Tax Acts. Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not (a) make, and shall cause its Affiliates (including the Transferred Entities) not to make, any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 and any election under section 338 of the Code), or change any method of Tax accounting or any Tax accounting period of any Transferred Entity, which election or change would be effective for any Pre-Closing Tax Period, (b) except as otherwise provided in Section 6.1(b), voluntarily approach a Tax authority in respect of any Pre-Closing Tax Period, or (c) except as otherwise provided in Section 6.1(b), file or amend any Tax Return of any Transferred Entity for any Pre-Closing Tax Period.
Section 6.8    Tax Refunds. Seller will be entitled to payment for the amount of any Tax refunds that are received from a Governmental Entity in cash (or tax credits that are actually utilized) by Purchaser or the Transferred Entities after the Closing Date in respect of Taxes paid by any Transferred Entity on or prior to the Closing Date, or paid on or prior to the Closing Date in respect of any assets of a Transferred Entity; provided that (a) the amount to be paid to Seller will be reduced by any net Taxes payable with respect to such refund (or credit) and by any third-party costs or expenses associated with obtaining such refund (or credit )and (b) no amount will be required to be paid to Seller to the extent it arises from a carryback of a Tax attribute generated in any period (or portion thereof) beginning after the Closing Date. Subject to the foregoing, Purchaser will (or will cause the Transferred Entity to) forward the amount of any such refunds or credits by wire transfer of immediately available funds to Seller within ten (10) days of receipt or realization thereof. In the event that Purchaser or any Transferred Entity after the Closing is required to pay to a Governmental Entity all or any portion of a refund that was received and paid over to Seller pursuant to this Section 6.8, Seller shall pay back to Purchaser or the applicable Transferred Entity such amount (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) promptly upon receiving notice from Purchaser.
Section 6.9    Seller Consolidated Taxes; Seller Consolidated Tax Returns. Notwithstanding anything in this Agreement to the contrary, (a) in no event will Purchaser or any Affiliate of Purchaser (including, after the Closing, a Transferred Entity) have any rights or access to any Seller Consolidated Tax Return, (b) Seller and its Affiliates will have the exclusive right to control the preparation and filing of such Seller Consolidated Tax Returns and (c) Seller and its Affiliates will have the exclusive right of control over any Tax Proceeding relating to any Seller Consolidated Taxes or Seller Consolidated Tax Return and make all decisions taken in connection therewith in its sole discretion.
Section 6.10    Pre-Closing Tax Indemnity. From and after the Closing, Seller shall, indemnify each Purchaser Indemnified Person from and against any and all Losses incurred or sustained by, or imposed upon, any Purchaser Indemnified Person based upon, arising out of, or with respect to (i) any Taxes imposed on or with respect to the Transferred Entities or the Business for any and all Pre-Closing Tax Periods; (ii) any Taxes imposed on the Transferred Entities as a result of any of the Transferred Entities being a member of a combined, consolidated or unitary group prior to the Closing or Taxes imposed on the Transferred Entities as a transferee, successor, by Contract or pursuant to any Law which Taxes relate to an event or transaction occurring prior to the Closing; (iii) the Transfer Taxes (if any) for which Seller is liable pursuant to Section 6.4; (iv) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts to which any Transferred Entity was obligated, or was a party, in each case prior to the Closing; (v) any Taxes of the Seller arising as a result of the Pre-Closing Reorganization Transactions; (vi) any Taxes of Seller arising as a result of the sale of the Transferred Entity Interests or the sale of the Transferred Equity Interests; and (vii) any Taxes attributable to income inclusion by Purchaser or any of its Affiliates (including any Transferred Entity after the Closing Date) from a partnership or other pass-through entity for the taxable year of the Transferred Entity that includes the Closing Date to the extent such Taxes are attributable to income of such partnership or other pass-through entity for any period or portion of a period occurring on or before the Closing Date. The obligations of Seller pursuant to this Section 6.10 shall survive until the earlier of (x) sixty (60) days following the expiration of the applicable statute of limitations or (y) six (6) years after the Closing Date (and, if a claim is made hereunder within such period, such obligations shall continue to survive with respect to such claim until such claim is finally resolved).
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Purchaser at or prior to the Closing of the following conditions:

(a)    Facility Clearance. DCSA shall have issued a Facility Clearance, or an interim Facility Clearance, to the Company;
(b)    No Injunctions, Proceedings or Restraints. No Judgment issued by any Governmental Entity of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the Closing and no Proceedings by any Governmental Entity seeking to restrain or enjoin the consummation of the Transaction shall be ongoing.
(c)    Pre-Closing Reorganization Closing Condition Steps. The Pre-Closing Reorganization Closing Condition Steps shall have occurred except that notwithstanding anything to the contrary, the recognition of the transfer and assignment by novation of the Assigned Contracts shall not be a condition to Closing.
Section 7.2    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Seller contained in Article III of this Agreement (other than those contained in the Seller Fundamental Representations) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (ii) where the failure of such representations and warranties to be true and correct (without giving regard to any materiality or “Business Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date);
(b)    Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects;
(c)    No Business Material Adverse Effect. Since the date of the Agreement, there shall not have occurred a Business Material Adverse Effect;
(d)    Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied; and
(e)    Closing Deliverables. Purchaser shall have received each of the deliverables required to be delivered by Seller or the Company pursuant to Section 2.5(c).
Section 7.3    Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser contained in Article IV of this Agreement (other than the Purchaser Fundamental

Representations) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except (i) in that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (ii) where the failure of such representations and warranties to be true and correct (without giving regard to any materiality or “Purchaser Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date);
(b)    Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects;
(c)    Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and
(d)    Closing Deliverables. Seller shall have received each of the deliverables required to be delivered by Purchaser pursuant to Section 2.5(b).
Section 7.4    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.
ARTICLE VIII
TERMINATION; EFFECT OF TERMINATION
Section 8.1    Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Purchaser;
(b)    by Seller upon written notice to Purchaser, if Purchaser is in breach of any of its representations and warranties contained in Article IV of this Agreement or Purchaser has breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and cannot be or has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Seller has notified Purchaser (or Purchaser has notified Seller) in writing of such failure or breach and (ii) the Outside Date; provided, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Seller or the Company (as applicable) is also in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which has prevented or would prevent the satisfaction of the conditions set forth in Section 7.2(a) or Section 7.2(b);
(c)    by Purchaser upon written notice to Seller, if Seller is in breach of any of its representations and warranties contained in Article III of this Agreement or Seller has breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and cannot be or has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Purchaser has notified Seller (or Seller has notified Purchaser) in writing of such failure or breach and (ii) the Outside Date; provided, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if Purchaser is also in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which has prevented or would prevent the satisfaction of the conditions set forth in Section 7.3(a) or Section 7.3(b);
(d)    by Seller or by Purchaser upon written notice to the other, if the Closing shall not have occurred on or prior to May 1, 2024; provided, that if any of the conditions set forth in Section 7.1 has not been satisfied by such date, either Seller or Purchaser may extend such date to August 1, 2024 (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (i) any party whose failure to perform any covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (ii) any party during the pendency of any Proceeding brought by the other party for specific performance of this Agreement; or
(e)    by Seller or by Purchaser upon written notice to the other, if a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction in the United States preventing the consummation of the Transaction shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used commercially reasonable efforts to prevent the entry of such permanent injunction or other permanent Judgment, or to prevent such notification, as applicable, in each case, to the extent required by Section 5.1.; provided, further, that the foregoing notwithstanding, nothing in this Agreement shall require any party to this Agreement to institute a Proceeding against any Governmental Entity or any other Person.
Section 8.2    Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except that the provisions of Section 5.3, Section 8.1, this Section 8.2, Section 8.3, Article IX and Article X will survive the termination hereof. Nothing in this Section 8.2 shall be deemed to release any party from any liability for Fraud or willful breach by such party of the terms and provisions of this Agreement.
Section 8.3    Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival of Representations, Warranties, Covenants and Agreements.
(a)    The representations and warranties of Seller (other than the Seller Fundamental Representations) contained in this Agreement will survive until the date that is twelve (12) months after the Closing Date; provided, that, the representation in Section 3.16 shall survive the Closing until the earlier of (i) sixty (60) days following the expiration of the applicable statute of limitations or (ii) six (6) years after the Closing Date. The Seller

Fundamental Representations will survive until the date that is six (6) years after the Closing Date.
(b)    The representations and warranties of Purchaser contained in this Agreement will survive until the date that is twelve (12) months after the Closing Date. The Purchaser Fundamental Representations will survive until the date that is six (6) years after the Closing Date.
(c)    All covenants and agreements contained herein shall survive the Closing until sixty (60) calendar days following the expiration of the period in which such covenants and agreements are to be performed in accordance with their terms.
Section 9.2    Exclusive Remedy. The parties hereby agree that, following the Closing, absent Fraud, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable rights set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9.2. Nothing in this Section 9.2 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.6 or to seek any remedy on account of Fraud or limit Purchaser’s ability to pursue recovery under the R&W Insurance Policy. Furthermore, for the avoidance of doubt, nothing in this Section 9.2 shall limit the rights and remedies of any Purchaser Indemnified Person pursuant to Section 6.10.

Section 9.3    Indemnification by Seller. Subject to the other terms and conditions of this Section 9.3, from and after Closing, Seller shall indemnify and hold harmless the Purchaser and its Affiliates (including, after the Closing, the Transferred Entities) and its and their respective directors, officers, employees, agents and Representatives (each, a “Purchaser Indemnified Person”) from and against any and all Losses incurred or sustained by, or imposed upon, any Purchaser Indemnified Person based upon, arising out of, or with respect to (a) any inaccuracy or breach of any of the representations and warranties set forth in Article III, (b) any inaccuracy in or breach of any of the Seller Fundamental Representations, (c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller after the Closing pursuant to this Agreement, (d) the Specified Matters set forth on Section 2 of Exhibit I, and (e) the matters set forth on Section 1 of Exhibit J. For purposes of determining (i) whether any inaccuracy or breach in any representation or warranty of Seller has occurred, and (ii) the amount of Losses resulting from any such inaccuracy or breach, the determination shall, in each case, be made without references to the terms “material,” “materially,” “Business Material Adverse Effect,” “material adverse effect” or similar qualifications as to materiality in any such representation or warranty.
Section 9.4    Indemnification by Purchaser. Subject to the other terms and conditions of this Section 9.4, from and after Closing, Purchaser shall indemnify and hold harmless the Seller and its Affiliates and its and their respective directors, officers, employees, agents and Representatives (each, a “Seller Indemnified Person”) from and against any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Person based upon, arising out of, or with respect to (a) any inaccuracy or breach of any of the representations and warranties set forth in Article IV, (b)any inaccuracy in or breach of any of the Purchaser Fundamental Representations or (c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser after the Closing pursuant to this Agreement.
Section 9.5    Indemnification Procedures.
(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties hereto liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim and or demand and indicating the amount (estimated, if necessary) and, if applicable, will send a copy of such written notice of a Third-Party Claim to the Escrow Agent during the period for which the Escrow Agreement remains in effect; provided, however, that the delay or failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.5(a) except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay or failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement.
(b)    Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 9.3 or Section 9.4 the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of notice of such Third-Party Claim (or sooner if the notice of the Third-Party Claim so requires), to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.5(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third-Party Claim, then the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence and shall use commercially reasonable efforts in the defense or settlement of such Third-Party Claim. Purchaser and Seller, as the case may be, shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as reasonably required for any defense of such Third-Party Claim. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that such settlement or judgment does not (A) impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified in full hereunder, (B) involve a finding or admission of wrongdoing or misconduct or any violation of Law or any violation of the rights of any Person by the Indemnified Party, and the Indemnifying Party shall (I) pay or cause to be paid all amounts in such settlement or judgment and (II) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnified Parties potentially affected by such Third-Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party, with such consent not to be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim without the Indemnifying Party’s consent if it irrevocably waives in a writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement.
Section 9.6    Limitation of Liability. The indemnification provided for in Section 9.3 and Section 9.4 shall be subject to the following limitations:
(a)    The Seller Indemnifying Person shall be liable to the Purchaser Indemnified Person for indemnification under Section 9.3(a) for an aggregate amount of Losses up to the Deductible Escrow Amount, in which event the Purchaser Indemnified Person shall assume liability for any such Losses in connection with a claim under Section 9.3(a) in excess of the Deductible Escrow Amount (subject to Purchaser’s right to recover under the R&W Insurance Policy); provided, that no Loss may be claimed by a Purchaser Indemnified Party under Section 9.3(a), or shall be reimbursable by Seller, or shall be included in calculating the aggregate Losses, until such Losses resulting from a claim or claims arising out of related facts exceed $10,000. Notwithstanding anything to the contrary, the limitations set forth in this Section 9.6(a) shall not apply to (i) any Losses based upon, arising out of, or otherwise in respect of any breach of any Seller Fundamental Representations or (ii) instances of Fraud.
(b)    The Seller Indemnifying Person shall be liable to the Purchaser Indemnified Person for indemnification for Losses under Section 9.3(d) subject to the limitations set forth in Section 4 of Exhibit I.
(c)    Except in the case of Fraud, the Sellers will not have any Liability for any Losses in excess of: (i) in the case of Section 9.3(a), the Deductible Escrow Amount, (ii) in the case of Section 9.3(b) and Section 6.10 (Pre-Closing Tax Indemnity), the amount of the Purchase Price, (iii) in the case of Section 9.3(c), the amount of the Purchase Price and (iv) in the case of Section 9.3(d), the amount of the cap set forth in Section 4 of Exhibit I.
(d)    Payments by an Indemnifying Party pursuant to Section 9.3 or Section 9.4 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(e)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except to the extent awarded to a third party.
(f)    No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of Losses resulting from the same individual claim or series of related claims.

(g)    To the extent required by applicable Law, each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(h)    All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.7    R&W Insurance Policy. Notwithstanding the foregoing, to the extent coverage for a claim under Section 9.3 is available under the R&W Insurance Policy (and not subject to a retention or exclusion and the policy limits under such R&W Insurance Policy have not been exhausted), before proceeding against Seller pursuant to Section 9.3, Purchaser shall use commercially reasonable efforts (which shall not include an obligation to litigate) to obtain payment or recovery of Losses for any such claim from the insurer under the R&W Insurance Policy; provided, however, that Purchaser may provide a notice of such claim to Seller at any time prior to, concurrently with or after such efforts to recover under the R&W Insurance Policy. Within five (5) Business Days of the Closing Date, Seller will deliver to Purchaser (or to recipients identified by Purchaser) two (2) or more USB electronic storage devices containing a complete and accurate (as of the date of delivery) electronic copy of the electronic data room hosted by Datasite with regards to the Transaction.
Section 9.8    Escrow Release. No later than three (3) Business Days following the Escrow Release Date, the Purchaser and Seller shall execute and deliver a joint written instruction to the Escrow Agent to release the Deductible Escrow Amount, except for the aggregate amount of all unsatisfied claims for indemnification that a Purchaser Indemnified Person has made on or before such date and which are subject to satisfaction (in whole or in part) from the Deductible Escrow Amount. Any remaining funds in the escrow account holding the Deductible Escrow Amount following the Escrow Release Date in respect of any such pending claim will be released and paid, upon receipt of joint written instruction from the Purchaser and the Seller to the Escrow Agent, as soon as practicable following the full and final resolution of such pending claim. Each of the Purchaser and the Seller shall from time to time submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute such portion of the Deductible Escrow Amount in accordance with this Section 9.8 and the Escrow Agreement.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. Neither party shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter, except as specifically set forth herein and therein. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control.

Section 10.2    Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either party (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two (2) preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 10.3    Amendments and Waivers. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
Section 10.4    No Third-Party Beneficiaries. Except for the present and former directors and officers of the Transferred Entities solely with respect to Section 5.18, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 10.5    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier, or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery), and shall be directed to the addresses set forth below (or at such other address as such party shall designate by like notice):
(i)    if to Purchaser,
400 Convention Street, Suite 1010
Baton Rouge, Louisiana 70802
Attention:    Thomas Henley
        Jeffrey Koonce
        Lucie R. Kantrow
Email:    Thomas@bernhardcapital.com
    Koonce@bernhardcapital.com
    Lucie@bernhardcapital.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 Thirteenth Street NW
Washington, DC 20004
Attention: William J. Curtin, III
Email: william.curtin@hoganlovells.com
Fax: (202) 637-5910
    and

    Hogan Lovells US LLP
8350 Broad Street, 17th Floor
Tysons, VA 22102
Attention: Ashlee Sawyer Gilson
Email: ashlee.gilson@hoganlovells.com
Fax: (703) 610-6200
(ii)    if to Seller,
VSE Corporation
6348 Walker Lane
Alexandria, VA 22310
Attention: Chief Executive Officer and SVP/Chief Legal Officer
Email: JACuomo@VSECorp.com
FTehrani@VSECorp.com

with a copy (which shall not constitute notice) to:

Jones Day
600 Brickell Avenue
Miami, FL 33131
Attention: Lorne S. Cantor; Luis A. Velez
Email:    lcantor@jonesday.com;lvelez@jonesday.com
Section 10.6    Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party is entitled in law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.
Section 10.7    Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the

Transaction or the other transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Proceeding, any Delaware State court. Each party hereto agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5.
Section 10.8    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each party and delivered (by facsimile, email or otherwise) to the other party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.

This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.
Section 10.11    Expenses. Whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such expense; provided, that, the parties agree that each of Seller, on the one hand, and Purchaser, on the other hand shall each bear (a) fifty percent (50%) of the costs of the R&W Insurance Policy in accordance with Section 5.16 and (b) fifty percent (50%) of the costs of obtaining the Specified Reports.
Section 10.12    Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (for the avoidance of doubt, including the Seller Disclosure Schedules) shall be deemed an admission by either party or any of its Affiliates, in any Proceeding, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (i) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (n) any reference to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; (o) any reference to a Contract means such Contract as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (p) “ordinary course of business” means, with respect to any Person or business, the ordinary course of business consistent with the applicable Person’s or business’s past custom and practice. The phrase “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties hereto or their representatives, including, in the case of “made available” to Purchaser, material that has been posted to the electronic data room hosted by Datasite, in each case, prior to 10 a.m. Eastern Daylight Time on April 30.
Section 10.13    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.
(a) Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Transferred Entities, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”), in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by Jones Day (such representation, the “Current Representation”).
(b)    Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Transferred Entities, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between Jones Day and any Designated Person (including with respect to any communication occurring at or prior to the Closing, the Business) occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates (including, following the Closing, any Transferred Entity or any of its Subsidiaries), it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Purchaser or its Affiliates or the Transferred Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser or its Affiliates, including the Transferred Entities, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or its Affiliates, including the Transferred Entities, or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, or does not belong to Seller. Notwithstanding the foregoing, after the Closing, (i) none of Seller nor any of its Affiliates shall waive such privilege other than in connection with the enforcement or defense of its rights or obligations under this Agreement and the other Transaction Documents and (ii) in the event of a dispute between Purchaser, the Company or any of their respective Affiliates, on the one hand, and a Person other than the Seller or its Affiliates, on the other hand, the Company may assert the attorney-client privilege to prevent the disclosure of such communications and files by Jones Day, the Seller or their Affiliates to such Person.

Section 10.14    Disclosure Schedules. The Seller Disclosure Schedules and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Seller Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of the Seller Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Seller Disclosure Schedules, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedules, as applicable, in such Section of this Agreement.
Section 10.15    Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement, may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no Purchaser Indemnified Person or any of their respective other past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor or Representative or Affiliate shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Seller or Purchaser under this Agreement or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller, Company and Purchaser have duly executed this Agreement as of the date first written above.
VSE CORPORATION
By: /s/ John A. Cuomo
Name: John A. Cuomo
Title: President and CEO
HURRICANE FDS COMPANY, LLC
By: /s/ John A. Cuomo
Name: John A. Cuomo
Title: President and CEO
ASG OPERATIONS, LLC
By: /s/ Thomas Henley
Name: Thomas Henley
Title: Authorized Representative
[Signature Page to Membership Interest Purchase Agreement]